UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☑	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to § 240.14a-12.
QUICKSILVER RESOURCES INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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QUICKSILVER RESOURCES INC.
777 West Rosedale Street
Fort Worth, Texas 76104
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

When is the annual meeting?	•	9:00 a.m. Central Daylight Time, May 20, 2009.

Where is the annual meeting held?	•	Fort Worth Petroleum Club 777 Main Street, No. 3900 Fort Worth, Texas 76102

What are the items of business?	•	Elect two directors, Glenn Darden and W. Yandell Rogers, III.

	•	Approve an amendment to Quicksilver’s Second Amended and Restated 2006 Equity Plan.

	•	Transact such other business as may properly come before the meeting, and any adjournment or postponement thereof.

Who can vote?	•	You can vote if you were a stockholder of record on March 24, 2009. Your shares can be voted at the meeting only if you are present or represented by a valid proxy. Whether or not you plan to attend the annual meeting, Quicksilver encourages you to vote by proxy at your earliest convenience.

How can I vote?	•	Your vote is important. Please vote in one of the following ways:

-     By proxy – submit your instructions over the internet or by telephone or complete, sign, date and promptly return the enclosed proxy card (or if you are a participant in the Quicksilver 401(k) Plan, the enclosed voting instruction card) in the pre-addressed, postage-paid envelope.

-     In person – submit a ballot at the annual meeting on May 20, 2009. If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you must obtain a proxy from that entity and bring it with you to hand in with your ballot, in order to be able to vote your shares at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 20, 2009: The proxy statement and Quicksilver’s annual report to security holders are also available for your review at www.proxydocs.com/kwk.
John C. Cirone
Senior Vice President, General Counsel and Secretary
April 8, 2009

NOTE: All share information included in this proxy statement has been adjusted to reflect, as necessary, (i) a two-for-one stock split in June 2004, (ii) a three-for-two stock split in June 2005, and (iii) a two-for-one stock split in January 2008.

QUICKSILVER RESOURCES INC.
777 West Rosedale Street
Fort Worth, Texas 76104

PROXY STATEMENT
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
What is the purpose of this proxy statement?
          The purpose of this proxy statement is to provide information regarding matters to be voted on at the annual meeting of stockholders of Quicksilver Resources Inc. to be held on May 20, 2009. Additionally, it contains certain information that the Securities and Exchange Commission and the New York Stock Exchange require Quicksilver to provide annually to its stockholders. This proxy statement is also the document used by Quicksilver’s Board of Directors to solicit proxies to be used at the annual meeting. Quicksilver pays the costs of soliciting proxies. Proxies are solicited to give all stockholders of record an opportunity to vote on the matters to be presented at the annual meeting, even if they cannot attend the meeting.
When is the proxy statement being mailed?
          This proxy statement is first being mailed to Quicksilver’s stockholders on or about April 8, 2009.
Who is entitled to vote on the matters discussed in this proxy statement?
          You are entitled to vote if you were a stockholder of record of Quicksilver common stock as of the close of business on March 24, 2009. Your shares can be voted at the meeting only if you are present or represented by a valid proxy. If your shares are held in street name, you must obtain a proxy, executed in your favor, from your bank, broker or other holder of record to be able to vote at the annual meeting.
How many votes do I have?
          Each share of Quicksilver common stock that you held on March 24, 2009 entitles you to one vote at the annual meeting. At the close of business on March 24, 2009, there were a total of 169,066,327 shares of Quicksilver common stock outstanding that are entitled to vote at the annual meeting.
How can I vote?
          You can vote in person by completing a ballot at the annual meeting, or you can vote prior to the meeting by proxy. Whether or not you plan to attend the annual meeting, Quicksilver encourages you to vote by proxy at your earliest convenience. You may vote by proxy over the internet, by telephone or by mail as discussed below.
How do I vote by proxy?
          If you choose to vote your shares by proxy, you have the following options:
•	Over the internet – you can vote over the internet at the Web address shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. If you vote over the internet, you should not return your proxy card.

•	By telephone – you can vote by telephone by calling the toll-free number on your proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•	By mail – you can vote by mail by completing, signing, dating and mailing your proxy card to the Secretary of Quicksilver in the pre-addressed, postage-paid envelope provided. If you sign your proxy card but do not specify how you want your shares to be voted, your shares will be voted as recommended by the Board. If you mail the proxy card, but fail to sign it, your vote cannot be counted.

How can I vote my shares held in the Quicksilver 401(k) Plan?
          If you participate in the Quicksilver 401(k) Plan, you will receive a voting instruction card that lists shares of Quicksilver common stock credited to your 401(k) Plan account as of the closing of business on March 24, 2009. To cast your vote with respect to these shares, you must instruct The Charles Schwab Trust Company, the trustee for the 401(k) Plan, as to how to vote your shares held in the 401(k) Plan through one of the following options:
•	Over the internet – you can instruct the trustee how to vote over the internet at the Web address shown on your voting instruction card. Internet voting instructions may be submitted 24 hours a day, seven days a week. If you instruct the trustee how to vote over the internet, you should not return your voting instruction card.

•	By telephone – you can instruct the trustee how to vote by telephone by calling the toll-free number on your voting instruction card. Telephone voting instructions may be submitted 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to instruct the trustee how to vote your shares and confirm that your instructions have been properly recorded. If you instruct the trustee how to vote by telephone, you should not return your voting instruction card.

•	By mail – you can instruct the trustee how to vote by mail by completing, signing, dating and mailing your voting instruction card to the trustee in the pre-addressed, postage-paid envelope provided.
          To allow the trustee sufficient time to vote shares held in the 401(k) Plan, you must submit your voting instructions by 11:59 p.m. Eastern Daylight Time on May 12, 2009. If you do not instruct the trustee how to vote your shares held in the 401(k) Plan, those shares will be voted in the same proportion as the shares held in the 401(k) Plan for which voting instructions are received.
Can I change my mind after I vote?
          If you vote by proxy, you can revoke that proxy at any time before it is voted at the annual meeting. You can do this by:
•	giving written notice to the Secretary of Quicksilver at 777 West Rosedale Street, Fort Worth, Texas 76104;

•	voting again over the internet or by telephone;

•	signing another proxy card with a later date and returning it prior to the annual meeting; or

•	attending the annual meeting in person and casting a ballot.
What constitutes a quorum for the annual meeting?
          A majority of Quicksilver common stock entitled to vote must be present, either in person or by proxy, in order to constitute a quorum necessary to conduct the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the meeting. Broker non-votes are shares held by a broker or nominee that are represented at the meeting, but with respect to which the beneficial owner of the shares has not instructed the broker or nominee on how to vote the shares on a particular matter and with respect to which the broker or nominee does not have discretionary authority to vote on the matter.
How many votes are required to elect the director nominees?
          Directors are elected by a plurality of the votes present in person or by proxy entitled to vote, which means that the two nominees who receive the highest number of valid votes will be elected as directors. Abstentions and broker non-votes will not have any effect on the outcome of the election of directors.

How many votes are required to approve the amendment to Quicksilver’s Second Amended and Restated 2006 Equity Plan?
          The affirmative vote of a majority of the shares voted on this matter, either in person or by proxy, at the annual meeting is needed to approve the amendment to Quicksilver’s Second Amended and Restated 2006 Equity Plan. Abstentions and broker non-votes will not have any effect on this proposal.
Where else are proxy materials available?
          The proxy statement and Quicksilver’s annual report to security holders are also available for your review at www.proxydocs.com/kwk.
Where can I find directions to the annual meeting location?
          Directions to the Fort Worth Petroleum Club are available at www.fwpetroleumclub.com/directions.htm.

CORPORATE GOVERNANCE MATTERS
The Board of Directors
          At the date of this proxy statement, the Board consists of eight members, five of whom are non-employee directors. Quicksilver’s Certificate of Incorporation provides that the Board will have not less than three nor more than nine members as fixed from time-to-time by vote of a majority of the entire Board. A majority of the entire Board previously fixed the number of directors at eight. On February 19, 2009, a majority of the entire Board fixed the number of directors at seven, effective at the annual meeting of Quicksilver’s stockholders in 2009. Proxies cannot be voted for a greater number of persons than the number of nominees named.
          The Board is currently divided into three classes with three-year terms. The terms are staggered so that the term of one class expires at each annual meeting of Quicksilver’s stockholders. Two director nominees, Messrs. Glenn Darden and W. Yandell Rogers, III, have been nominated for election at the annual meeting to serve for a three-year term expiring at the annual meeting of Quicksilver’s stockholders in 2012. Messrs. Glenn Darden and Rogers are standing for re-election to the Board by the stockholders of Quicksilver.
          The age, principal occupation and certain other information for each director nominee and other directors serving unexpired terms are set forth below:
          Nominees for election at this meeting to a term expiring in 2012:
•	Glenn Darden, age 53, has served on the Board since December 1997 and became our Chief Executive Officer in December 1999. He served as Quicksilver’s Vice President until he was elected President and Chief Operating Officer in March 1999. He was elected as a director of Quicksilver Gas Services GP LLC, Quicksilver’s subsidiary and the general partner of Quicksilver Gas Services LP (“KGS”), in March 2007. Prior to working for Quicksilver, he served with Mercury Exploration Company for 18 years, the last five as Executive Vice President. Prior to working for Mercury, Mr. Darden worked as a geologist for Mitchell Energy Company LP (subsequently merged with Devon Energy).

•	W. Yandell Rogers, III, age 46, has served on the Board since March 1999. Mr. Rogers has served as Chief Executive Officer of Priest River Ltd. and Lewiston Atlas Ltd., each a privately owned holding company, since 2002. He served as Chief Executive Officer of Ridgway’s, Inc., a provider of reprographics to the engineering and construction industries, from 1997 to 2002.
          Directors whose terms expire in 2010:
•	Anne Darden Self, age 51, has served on the Board since September 1999 and became Quicksilver’s Vice President – Human Resources in July 2000. Ms. Self has also served as President of Mercury Exploration Company since 2000. She served as Vice President – Human Resources of Mercury Exploration from 1992 to 2000.

•	Steven M. Morris, age 57, has served on the Board since March 1999. Mr. Morris is a Certified Public Accountant and has served as President of Morris & Company, a private investment firm, since 1992.
          Directors whose terms expire in 2011:
•	Thomas F. Darden, age 55, has served on the Board since December 1997 and became Chairman of the Board in March 1999. He was elected as a director of Quicksilver Gas Services GP LLC in July 2007. Prior to joining Quicksilver, Mr. Darden was employed by Mercury Exploration Company for 22 years in various executive level positions.

•	W. Byron Dunn, age 55, has served on the Board since October 2007. Mr. Dunn has been a Principal of Tubular Synergy Group L.P., a wholesale marketer of steel tubular products, since February 2008. Prior to that, Mr. Dunn served with Lone Star Steel Company, a subsidiary of Lone Star Technologies,

Inc., for 32 years, including as President and Chief Executive Officer from August 1997 until retiring in June 2007.

•	Mark J. Warner, age 45, has served on the Board since March 1999. Mr. Warner has served as Senior Director of Natural Resource Investments of The University of Texas Investment Management Company since November 2007. Mr. Warner served as the Director of Corporate Development of PointOne, a telecommunications company, from April 2004 to November 2007. Mr. Warner served as Senior Vice President of Growth Capital Partners, L.P., an investment banking firm, from 2000 to 2004 and as Director of Domestic Finance of Enron Corporation, an energy company, from 1995 to 2000. Mr. Warner previously served as a director for Hornbeck Offshore Services, a marine transport provider, from 1998 to 2001.
Family Relationship Among Directors
          Thomas F. Darden, Glenn Darden and Anne Darden Self are siblings.
Independent Directors
          An important component of a strong company is an independent Board that is accountable to Quicksilver and its stockholders. Quicksilver’s Board has been comprised of a majority of independent directors since 1999. The categorical independence standards for directors adopted by the Board appear in the Corporate Governance section of Quicksilver’s website (www.qrinc.com/corporate_governance/).
          The Board has determined that each of Messrs. Dunn, James A. Hughes, Morris, Rogers and Warner satisfies Quicksilver’s categorical independence standards and further determined that each of them is independent of Quicksilver and its management within the meaning of the NYSE’s listing standards. In determining that Mr. Dunn is independent, the Board considered Quicksilver’s employment of Mr. Dunn’s son as a landman. Given that Mr. Dunn’s son is not an executive officer of Quicksilver and that Mr. Dunn meets NYSE’s listing standards with respect to independence, as well as those of the SEC and NYSE with respect to service on the Audit Committee, the Board determined that the employment by Quicksilver of Mr. Dunn’s son would not interfere with Mr. Dunn’s independence of Quicksilver and its management.
Presiding Non-Management Director and Executive Sessions
          Quicksilver’s non-management directors meet in executive session without management either before or after all regularly scheduled Board meetings. In May 2008, the Board elected W. Yandell Rogers, III as Presiding Non-Management Director, in accordance with the NYSE rules. In his capacity as Presiding Non-Management Director, Mr. Rogers’s primary responsibility is to preside over regularly scheduled executive sessions of Quicksilver’s non-management directors.
Corporate Governance Principles, Processes and Code of Business Conduct and Ethics
          You may find the full texts of Quicksilver’s Corporate Governance Guidelines and the Code of Business Conduct and Ethics, as well as the charters for each of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee, in the Corporate Governance section of Quicksilver’s website (www.qrinc.com/corporate_governance/), and you may submit a written request to obtain a copy of any of these documents free of charge by writing to Quicksilver’s Investor Relations Department at Quicksilver’s principal executive offices, located at 777 West Rosedale Street, Fort Worth, Texas 76104. Quicksilver intends to post any amendments to or waivers of its Code of Business Conduct and Ethics with respect to its directors or executive officers in the Corporate Governance section of its website.
Committees of the Board
          The Board has standing Audit, Nominating and Corporate Governance, and Compensation Committees, each of which is composed solely of independent directors. Messrs. Dunn, Hughes, Morris, Rogers and Warner serve on each of these Committees.

          Audit Committee. The purposes of the Audit Committee, which was established in accordance with applicable requirements of the Securities Exchange Act of 1934, are to:
•	oversee management’s conduct of Quicksilver’s financial reporting process and systems of internal accounting and financial controls to assist in the Board’s oversight of: (i) the integrity of Quicksilver’s financial statements; (ii) Quicksilver’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualification and independence; and (iv) the performance of Quicksilver’s internal audit function and independent registered public accounting firm;

•	select, determine the compensation of, and monitor the independence and performance of Quicksilver’s independent registered public accounting firm;

•	select, determine the compensation of, and monitor the performance of Quicksilver’s Director of Internal Audit;

•	provide an avenue of communication among the independent registered public accounting firm, management and the Board; and

•	prepare the report that the SEC rules require be included in Quicksilver’s annual proxy statement.
          The Audit Committee met 11 times during 2008. The Board has determined that (i) each of Messrs. Dunn, Hughes, Morris, Rogers and Warner meets the additional audit committee independence criteria specified in SEC rules and the NYSE’s listing standards; (ii) each of Messrs. Dunn, Hughes, Morris, Rogers and Warner has a basic understanding of finance and accounting and is able to read and understand fundamental financial statements; (iii) each of Messrs. Dunn, Hughes, Morris, Rogers and Warner has accounting or related financial management expertise; and (iv) Mr. Morris, the Chair of the Audit Committee, is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.
          Nominating and Corporate Governance Committee. The purposes of the Nominating and Corporate Governance Committee, also referred to as the NCG Committee, are to:
•	identify individuals qualified to become members of the Board, consistent with criteria approved by the Board;

•	recommend director nominees for each annual meeting of Quicksilver’s stockholders;

•	develop and recommend to the Board a set of corporate governance guidelines applicable to Quicksilver; and

•	oversee the evaluation of the Board and management.
          The NCG Committee met six times during 2008. The NCG Committee recommended to the Board that Messrs. Glenn Darden and W. Yandell Rogers, III be nominated to serve as directors for a term ending on the date of the 2012 annual meeting.
          The NCG Committee has implemented a board education program designed to familiarize members of the Board with their responsibilities.
          Criteria and Procedures for Selection of Director Nominees. In considering candidates for nomination at annual meetings of stockholders, the NCG Committee will first determine the incumbent directors whose terms expire at the upcoming meeting and who wish to continue their service on the Board. As to each such incumbent director, the NCG Committee considers the director’s qualifications for Board membership using the criteria set forth below, the performance of the director during his or her current term, whether any special, countervailing considerations exist against re-nominating the director and such other factors as it deems appropriate. If the NCG Committee determines that an incumbent director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as a director during the preceding term, and there exist no reasons, including considerations relating to the composition and functional needs of the Board as a whole, why the incumbent should not be re-nominated, the NCG Committee will, absent special circumstances, propose the incumbent director for re-election. In the event of the resignation, retirement, removal, death or disability of an incumbent director or a decision of the directors to expand the size of the Board or not to re-nominate an incumbent director, the NCG Committee will identify and evaluate potential candidates for recommendation to the Board for nomination. The NCG Committee will solicit recommendations for candidates for nomination from the NCG Committee members, the Board, management and other persons that the NCG Committee believes are likely to be familiar with qualified candidates. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates; where such a search firm is engaged, the Committee shall determine such firm’s scope of engagement and compensation. As to each candidate that the Committee believes merits consideration, the Committee will cause to be assembled information concerning the background and qualifications of the candidate, including information concerning the candidate required to be disclosed in the Company’s proxy statement or other filings with the SEC and any relationship between the candidate and the person or persons recommending the candidate.
          In considering nominees for election as directors, the NCG Committee takes into consideration the following criteria:
•	personal and professional qualities, characteristics, attributes, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which Quicksilver does business and in its industry or other industries relevant to its business;

•	ability and willingness to commit adequate time to Board and committee matters, including service on boards of other publicly-traded companies;

•	skills and personality and how they fit with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of Quicksilver; and

•	diversity of viewpoints, background, experience and other demographics versus those of other directors and potential directors.
          The NCG Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management directors and independent directors, the need for Audit Committee expertise and its evaluations of other candidates.
          Stockholder Recommendations for Nomination of Directors. The NCG Committee will consider nominees for directors recommended by stockholders of Quicksilver and will evaluate such nominees using the same criteria used to evaluate director candidates otherwise identified by the NCG Committee. Stockholders wishing to make such recommendations should write to the Nominating and Corporate Governance Committee c/o John C. Cirone, Secretary, Quicksilver Resources Inc., 777 West Rosedale Street, Fort Worth, Texas 76104.
          Stockholder Nomination of Directors. Any stockholder entitled to vote in the election of directors at an annual meeting of stockholders may nominate persons for election as directors of Quicksilver at such meeting. Any stockholder who intends to make a nomination at the annual meeting of stockholders must deliver notice addressed to John C. Cirone, Secretary, Quicksilver Resources Inc., 777 West Rosedale Street, Fort Worth, Texas 76104. Such notice should be delivered for receipt not more than 90 days and not less than 60 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided that, in the event that the date of the meeting of stockholders is more than 30 days before or after such anniversary date, stockholder recommendations for nominees should be delivered for receipt not later than the close of business on the 15th day following the earlier of the day the notice was mailed or public disclosure of the meeting was made. Persons making submissions must include:
•	as to each nominee whom the stockholder proposes to nominate for election as a director, (a) the name, age, business address and residence address of the nominee, (b) the principal occupation or employment of the nominee, (c) the class and number of shares of capital stock of Quicksilver which are beneficially owned by the nominee, and (d) any other information concerning the nominee that would be required, under the rules of the SEC, in a proxy statement soliciting proxies for the election of such nominee; and

•	as to the stockholder giving the notice, (a) the name and record address of the stockholder and of each beneficial owner on behalf of which the stockholder is acting, (b) the class and number of shares of capital stock of Quicksilver which are beneficially owned by the stockholder and by any such beneficial owner, (c) a representation that the stockholder is a holder of record of capital stock of Quicksilver entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the nominee for election as a director, (d) a description of all arrangements or understandings between or among any of such stockholder, the beneficial owner on whose behalf the notice is given, each nominee, and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by such stockholder, and (e) whether the proponent intends or is part of a group which intends to solicit proxies from other stockholders in support of the nomination.
Such notice must also include a signed consent of each such nominee to serve as a director, if elected.
          Compensation of Non-Management Directors. The NCG Committee is also responsible for conducting an annual review of the compensation of the non-management directors and, when it deems appropriate, recommending changes in such compensation to the Board. Hewitt Associates LLC (“Hewitt”), an independent compensation consulting firm directly engaged by the Compensation Committee, has assisted the NCG Committee in making recommendations regarding the compensation of the non-management directors by providing the NCG Committee with a market survey of non-management director compensation of comparably sized publicly-traded oil and gas companies and an analysis of the types and amounts of non-management director compensation shown in this survey. Based on the information provided by Hewitt, the NCG Committee made its recommendations to the Board, generally targeting the 50th to 75th percentile of industry comparable non-management director compensation. Based on the recommendations of the NCG Committee, the Board approves the amount of compensation that the non-management directors receive for service on the Board and its committees.
          Compensation Committee. The purpose of the Compensation Committee is to assist the Board in discharging its responsibilities relating to compensation of Quicksilver’s executives. The Committee has the authority to engage compensation consultants to assist in the evaluation of compensation matters, and sole authority to retain and terminate any such consultants, including sole authority to approve the consultant’s fees and other retention terms.
          The Compensation Committee is responsible for:
•	reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, and determining and approving the Chief Executive Officer’s compensation level based on this evaluation;

•	reviewing and approving non-CEO executive officer compensation;

•	making recommendations to the Board with respect to incentive compensation plans and equity-based plans that are subject to Board approval;

•	granting awards under the Quicksilver Resources Inc. Second Amended and Restated 2006 Equity Plan, other than awards to non-employee directors under such plan;

•	establishing, in the Committee’s discretion, any equity-based award pool (other than an option pool) to be allocated among Quicksilver’s non-executive officer employees by another committee of the Board;

•	establishing, in the Committee’s discretion, salary increase, bonus, other non-equity-based award and option pools to be allocated among Quicksilver’s non-executive officer employees by another committee of the Board or one or more members of management;

•	reviewing and discussing with management the Compensation Discussion and Analysis disclosure required to be included in Quicksilver’s annual proxy statement or annual report on Form 10-K filed with the SEC and, based on this review and discussion, determining whether to recommend to the

Board that the Compensation Discussion and Analysis disclosure be included in Quicksilver’s annual proxy statement or annual report on Form 10-K; and

•	publishing an annual Compensation Committee Report required by the SEC to be included in Quicksilver’s annual proxy statement or annual report on Form 10-K filed with the SEC.
          Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation is set forth under “Executive Compensation — Compensation Discussion and Analysis.”
          Quicksilver’s Second Amended and Restated 2006 Equity Plan permits the Compensation Committee to delegate its authority to grant awards, except for certain awards to executive officers and directors, to one or more executive officers of Quicksilver. Pursuant to this authority, the Compensation Committee has delegated to the Equity Awards Committee, which consists of Glenn Darden, the authority to make certain awards to individuals other than executive officers and directors of Quicksilver. Glenn Darden is a director and the Chief Executive Officer of Quicksilver.
          The Compensation Committee met seven times during 2008.
Director Compensation for 2008
          Directors who are also employees of Quicksilver are not separately compensated for their services as directors. For 2008, each non-employee director received a fee of $205,000, with $99,000 of the fee paid in restricted stock and $106,000 of the fee paid in cash (subject to elections by the directors to receive restricted stock or stock options in lieu of some or all of the cash portion of the fee). The Quicksilver restricted stock was granted in accordance with the terms of Quicksilver’s Amended and Restated 2006 Equity Plan on January 2, 2008.
          The following table sets forth certain information regarding the compensation of Quicksilver’s non-employee directors.

	Fees Earned or	Stock	Option
	Paid in Cash	Awards	Awards	Total
Name(1)	($)(2)	($)(3)	($)(4)	($)

W. Byron Dunn (5)	—	155,469	—	155,469

James A. Hughes (6)	106,000	45,998	—	151,998

Steven M. Morris (7)	106,000	45,998	—	151,998

W. Yandell Rogers, III (8)	106,000	45,998	—	151,998

Mark J. Warner (9)	70,000	82,024	—	152,024

(1)	Messrs. Glenn Darden and Thomas Darden and Ms. Self serve as directors and executive officers of Quicksilver and are not separately compensated for their services as directors. For information regarding the compensation that Messrs. Glenn Darden and Thomas Darden received for their services as Quicksilver’s President and Chief Executive Officer and Quicksilver’s Chairman of the Board, respectively, see “Executive Compensation.” For information regarding the compensation that Ms. Self received for her services as Quicksilver’s Vice President – Human Resources, see “Certain Relationships and Related Transactions.”

(2)	This column reports the amount of compensation earned in 2008 and paid in cash for Board and committee service.

(3)	This column reports the dollar amounts recognized for financial statement reporting purposes for 2008 associated with Quicksilver’s restricted stock granted in 2008 as well as in prior years and KGS phantom units granted in 2007, in accordance with FAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Additional information regarding the calculation of these amounts is included in Note 2 and Note 20 to Quicksilver’s audited financial statements included in Quicksilver’s Annual Report on Form 10-K for the year ended December 31, 2008.

(4)	This column reports the dollar amounts recognized for financial statement reporting purposes for 2008 associated with Quicksilver’s stock options granted in 2008 as well as in prior years, in accordance with FAS 123(R). Because all options previously granted to the directors vested prior to January 1, 2008, Quicksilver did not recognize any expense in 2008 relating to options granted to directors.

(5)	The grant date fair value calculated in accordance with FAS 123(R) of the 6,622 shares of restricted stock granted to Mr. Dunn on January 2, 2008, was $204,951. As of December 31, 2008, Mr. Dunn held 7,999 shares of restricted stock.

(6)	The grant date fair value calculated in accordance with FAS 123(R) of the 3,198 shares of restricted stock granted to Mr. Hughes on January 2, 2008, was $98,978. As of December 31, 2008, Mr. Hughes held 4,388 shares of restricted stock. As of December 31, 2008, Mr. Hughes held 2,333 KGS phantom units, which may be settled only in cash. As of December 31, 2008, Mr. Hughes held options to purchase 4,912 shares of common stock, which options were exercisable as of that date.

(7)	The grant date fair value calculated in accordance with FAS 123(R) of the 3,198 shares of restricted stock granted to Mr. Morris on January 2, 2008, was $98,978. As of December 31, 2008, Mr. Morris held 4,388 shares of restricted stock. As of December 31, 2008, Mr. Morris held 2,333 KGS phantom units, which may be settled only in cash. As of December 31, 2008, Mr. Morris held options to purchase 18,360 shares of common stock, which options were exercisable as of that date.

(8)	The grant date fair value calculated in accordance with FAS 123(R) of the 3,198 shares of restricted stock granted to Mr. Rogers on January 2, 2008, was $98,978. As of December 31, 2008, Mr. Rogers held 4,388 shares of restricted stock. As of December 31, 2008, Mr. Rogers held 2,333 KGS phantom units, which may be settled only in cash. As of December 31, 2008, Mr. Rogers held options to purchase 23,162 shares of common stock, which options were exercisable as of that date.

(9)	The grant date fair value calculated in accordance with FAS 123(R) of the 4,362 shares of restricted stock granted to Mr. Warner on January 2, 2008, was $135,004. As of December 31, 2008, Mr. Warner held 5,552 shares of restricted stock. As of December 31, 2008, Mr. Warner held 2,333 KGS phantom units, which may be settled only in cash. As of December 31, 2008, Mr. Warner held options to purchase 18,360 shares of common stock, which options were exercisable as of that date.
Communication with the Board
          Any stockholder or other interested party who wishes to communicate directly with the Board or any of its members may do so by writing to: Board of Directors (or one or more named individuals), Quicksilver Resources Inc., 777 West Rosedale Street, Fort Worth, Texas 76104. Additionally, a stockholder or other interested party can contact the non-employee directors at (800) 826-6762.
Board, Committee and Annual Meetings
          The Board held 18 meetings during 2008. Each director attended at least 75% of the total number of meetings of the Board and committees held during the periods that he or she served. All persons serving on the Board at the time of such meetings attended the 2008 annual meeting of Quicksilver’s stockholders and each regularly scheduled quarterly meeting of the Board in 2008.
          Under Quicksilver’s Corporate Governance Guidelines, each director is expected to dedicate adequate time, energy and attention to ensure the diligent performance of his or her duties, which includes attending meetings of the Board and committees of which he or she is a member. In addition, Board members are expected to expend reasonable efforts to attend annual meetings of Quicksilver’s stockholders.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL HOLDERS
Quicksilver Resources Inc.
     The following table sets forth certain information regarding the beneficial ownership of Quicksilver common stock as of February 10, 2009, by:
•	each director of Quicksilver;

•	each named executive officer of Quicksilver;

•	all directors and executive officers of Quicksilver as a group; and

•	each person known to Quicksilver to beneficially own more than 5% of Quicksilver common stock.
     Unless otherwise indicated by footnote, the beneficial owner exercises sole voting and investment power over the shares. The percentage of beneficial ownership is calculated on the basis of 168,752,835 shares of Quicksilver common stock outstanding as of February 10, 2009.

	Number	Percent of
Beneficial Owner	of Shares	Outstanding Shares
Directors and Executive Officers
Glenn Darden (1)(2)(3)(4)(5)	44,961,436	26.6%
Thomas F. Darden (1)(2)(3)(4)(5)	45,078,072	26.7%
Anne Darden Self (1)(2)(3)(4)(5)	43,900,253	26.0%
W. Byron Dunn (3)(5)(6)	48,033	*
James A. Hughes (3)(5)	27,051	*
Steven M. Morris (3)(4)(5)	329,113	*
W. Yandell Rogers, III (3)(5)	145,751	*
Mark J. Warner (3)(5)	73,115	*
John C. Cirone (3)(5)	188,912	*
Jeff Cook (3)(5)	688,081	*
Philip W. Cook (2)(3)(4)(5)(6)	145,904	*
Directors and executive officers as a group (13 persons)(1)(2)(3)(4)(5)(6)	52,450,250	31.0%

Holders of More Than 5% Not Named Above
Pennsylvania Management, LLC (7)	41,677,288	24.7%
Quicksilver Energy L.P. (7)	41,677,288	24.7%
FMR LLC (8)	12,313,114	7.3%
SPO Advisory Corp. (9)	9,341,054	5.5%

* Indicates less than 1%

(1)	Includes as to each of Messrs. Glenn Darden and Thomas Darden and Ms. Self: (i) 681,467, 307,456 and 793,838, respectively, shares held in grantor retained annuity trusts; and (ii) 41,677,288 shares beneficially owned by Quicksilver Energy L.P., for which he or she has shared voting and investment power as a member of Pennsylvania Management, LLC, the sole general partner of Quicksilver Energy L.P. Each of Messrs. Glenn Darden and Thomas Darden and Ms. Self disclaims beneficial ownership of all shares owned by Quicksilver Energy L.P., except to the extent of his or her pecuniary interest therein. The business address of each of Messrs. Glenn Darden and Thomas Darden and Ms. Self is 777 West Rosedale Street, Fort Worth, Texas 76104.

(2)	Includes with respect to each of the following individuals and all directors and executive officers as a group, the following approximate numbers of shares represented by units in a Unitized Stock Fund held through Quicksilver’s 401(k) Plan: Mr. Glenn Darden – 26,665; Mr. Thomas Darden – 95,871; Ms. Self – 48,009; Mr. Philip W. Cook – 2,834; and all directors and executive officers as a group – 174,125.

(3)	Includes with respect to each of the following individuals and all directors and executive officers as a group, the following numbers of shares subject to options that will vest on or before April 10, 2009:

Mr. Glenn Darden – 148,240; Mr. Thomas Darden – 112,240; Ms. Self – 54,160; Mr. Dunn – 5,264; Mr. Hughes – 4,912; Mr. Morris – 23,624; Mr. Rogers – 23,162; Mr. Warner – 23,624; Mr. Cirone – 62,322; Mr. Jeff Cook – 53,216; Mr. Philip W. Cook – 9,560; and all directors and executive officers as a group – 552,150.

(4)	Includes with respect to each of the following individuals and all directors and executive officers as a group, the following number of shares pledged as collateral security for loans or loan commitments or in accordance with customary terms and conditions of standard margin account arrangements: Mr. Glenn Darden – 14,745,095 (including 14,011,383 shares beneficially owned by Quicksilver Energy L.P.); Mr. Thomas Darden – 16,494,525 (including 14,011,383 shares beneficially owned by Quicksilver Energy L.P.); Ms. Self – 14,091,383 (including 14,011,383 shares beneficially owned by Quicksilver Energy L.P.); Mr. Morris – 297,518; Mr. Philip Cook – 28,203; and all directors and executive officers as a group – 17,633,958 (including 14,011,383 shares beneficially owned by Quicksilver Energy L.P.).

(5)	Includes with respect to each of the following individuals and all directors and executive officers as a group, the following numbers of shares of unvested restricted stock for which the indicated beneficial owners have no investment power: Mr. Glenn Darden – 269,793; Mr. Thomas Darden – 269,793; Ms. Self – 33,669; Mr. Dunn – 11,480; Mr. Hughes – 11,293; Mr. Morris – 11,293; Mr. Rogers – 11,293; Mr. Warner – 31,583; Mr. Cirone – 70,686; Mr. Jeff Cook – 130,534; Mr. Philip Cook – 105,307; and all directors and officers as a group – 1,066,194.

(6)	Includes as to each of Messrs. Dunn and Philip Cook, 26,799 and 28,203 shares, respectively, held by him jointly with his spouse.

(7)	As sole general partner of Quicksilver Energy L.P., Pennsylvania Management, LLC has sole voting and investment power with respect to 41,677,288 shares of Quicksilver common stock beneficially owned by Quicksilver Energy L.P. The address of Pennsylvania Management, LLC and Quicksilver Energy L.P. is 777 West Rosedale Street, Fort Worth, Texas 76104.

(8)	Based on a Schedule 13G/A filed by FMR LLC with the SEC on March 10, 2009, FMR LLC had sole voting power over 2,059,530 shares of Quicksilver common stock and sole investment power over 12,313,114 shares of Quicksilver common stock. Includes 948,906 shares that may be acquired within 60 days of February 10, 2009, upon the conversion of $14.5 million aggregate principal amount of Quicksilver’s 1.875% Convertible Subordinated Debentures Due 2024, of which FMR LLC owns $14,500,000 in aggregate principal amount. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(9)	Based on a Schedule 13G filed by SPO Advisory Corp. with the SEC on January 16, 2009, SPO Advisory Corp. had sole voting and investment power over 9,341,054 shares, SPO Partners II, L.P. had sole voting and investment power over 9,111,654 shares, SPO Advisory Partners, L.P. had sole voting and investment power over 9,111,654 shares, San Francisco Partners, L.P. had sole voting and investment power over 229,400 shares, SF Advisory Partners, L.P. had sole voting and investment power over 229,400 shares, John H. Scully had sole voting and investment power over 7,400 shares and shared voting and investment power over 9,341,054 shares, William E. Oberndorf had sole voting and investment power over 48,900 shares and shared voting and investment power over 9,341,054 shares, William J. Patterson had sole voting and investment power over 600 shares and shared voting and investment power over 9,341,654 shares, Edward H. McDermott had sole voting and investment power over 1,300 shares and shared voting and investment power over 9,341,054 shares, and The Elizabeth R. & William J. Patterson Foundation had sole voting and investment power over 600 shares. The address of SPO Advisory Corp., SPO Partners II, L.P., SPO Advisory Partners, L.P., San Francisco Partners, L.P., SF Advisory Partners, L.P., John H. Scully, William E. Oberndorf, William J. Patterson, Edward H. McDermott and The Elizabeth R. & William J. Patterson Foundation is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941.

Quicksilver Gas Services LP
          The following table sets forth certain information regarding the beneficial ownership of common and subordinated units of KGS, a subsidiary of Quicksilver, as of February 10, 2009, by:
•	each director of Quicksilver;

•	each named executive officer of Quicksilver; and

•	all directors and executive officers of Quicksilver as a group.
          Unless otherwise indicated by footnote, the beneficial owner exercises sole voting and investment power over the units. The percentage of beneficial ownership is calculated on the basis of 12,313,441 common units and 11,513,625 subordinated units outstanding as of February 10, 2009.

					Percentage of
		Percent of		Percentage of	Outstanding Common and
	Number of	Outstanding	Subordinated	Subordinated	Subordinated
Beneficial Owner	Common Units	Common Units	Units	Units	Units

Glenn Darden (1)	90,738	*	—	—	*
Thomas F. Darden (1)	90,738	*	—	—	*
Anne Darden Self (1)	82,054	*	—	—	*
W. Byron Dunn	—	—	—	—	—
James A. Hughes	—	—	—	—	—
Steven M. Morris	19,000	*	—	—	*
W. Yandell Rogers, III	—	—	—	—	—
Mark J. Warner	1,500	*	—	—	*
John C. Cirone	2,467	*	—	—	*
Jeff Cook	3,687	*	—	—	*
Philip W. Cook (2)	4,001	*	—	—	*
Directors and executive officers as a group (13 persons)	141,985	*	—	—	*

* Indicates less than 1%

(1)	Includes, as to each of Messrs. Glenn Darden and Thomas Darden and Ms. Self, 76,100 common units held in a trust for which he or she has shared voting and investment power as a co-trustee. Each of Messrs. Glenn Darden and Thomas Darden and Ms. Self disclaims beneficial ownership of the shares held in this trust, except to the extent of his or her pecuniary interest therein.

(2)	Includes 4,001 common units that are held by Mr. Philip Cook jointly with his spouse and that are pledged in accordance with customary terms and conditions of a standard margin account arrangement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934 requires Quicksilver’s executive officers and directors, and persons who own more than 10% of a registered class of its equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC rules to furnish Quicksilver with copies of all Section 16(a) forms they file.
          Based solely on a review of the copies of such forms furnished to Quicksilver with respect to 2008 and written representations from Quicksilver’s directors and executive officers, Quicksilver believes that during 2008 all of its executive officers and directors and all owners of more than 10% of Quicksilver common stock were in compliance with all applicable Section 16(a) filing requirements, except that each of Thomas F. Darden, W. Yandell Rogers, III, Philip W. Cook and Robert N. Wagner filed one late report disclosing one transaction not timely reported, and each of Jeff Cook and John C. Cirone filed two late reports disclosing two transactions not timely reported.

EQUITY COMPENSATION PLAN INFORMATION
          The following table sets forth information as of December 31, 2008, with respect to shares of common stock that may be issued under Quicksilver’s existing equity compensation plans.

Number of shares of common
stock remaining available for
	Number of shares of	Weighted-average exercise	future issuance under equity
	common stock to be issued upon	price of outstanding	compensation plans (excluding
	exercise of outstanding options,	options, warrants and	shares of common stock
Plan Category	warrants and rights	rights	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders (1)	1,387,182 (2)	$14.20 (3)	12,176,203 (4)
Equity compensation plans not approved by stockholders	—	—	—
Total	1,387,182	$14.20	12,176,203

(1)	Consists of the Second Amended and Restated 2006 Equity Plan, the Amended and Restated 1999 Stock Option and Retention Stock Plan and the Amended and Restated 2004 Non-Employee Director Equity Plan.

(2)	Consists of 1,103,336 options and 283,846 restricted stock units. Each restricted stock unit entitles the holder to receive, upon vesting and without payment of any cash, one share of common stock with respect to each restricted stock unit.

(3)	Reflects the weighted-average exercise price for the 1,103,336 options outstanding under equity compensation plans approved by stockholders.

(4)	Upon stockholder approval of Quicksilver’s 2006 Equity Plan, Quicksilver ceased to grant awards under the 1999 Stock Option and Retention Stock Plan and the 2004 Non-Employee Director Equity Plan. Accordingly, this number reflects only shares of common stock remaining available for future issuance under the Second Amended and Restated 2006 Equity Plan and includes 107,482 shares surrendered for taxes which may be reissued under the Second Amended and Restated 2006 Equity Plan.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Objectives
          Quicksilver’s philosophy with respect to compensation of executive officers is to improve company performance by creating a direct relationship between compensation and company performance and by providing competitive compensation in order to attract, retain and motivate high-quality executive officers. To accomplish the objectives of this philosophy, the Compensation Committee believes that compensation should:
•	take into account both personal performance and Quicksilver’s performance;

•	be structured to advance both the short- and long-term interests of Quicksilver and its stockholders; and

•	tie a significant portion of the named executive officers’ compensation to the value of Quicksilver stock to encourage them to think and act like owners and enhance their commitment to Quicksilver’s success.
Compensation Strategies
          To achieve these objectives, the Compensation Committee employs the following general compensation strategies with respect to compensation of the named executive officers:
•	target base salary and cash bonus at the 50th percentile for a peer group of 13 companies in the oil and natural gas exploration and production industry;

•	target long-term incentive compensation, in the form of equity-based awards, between the 50th and 75th percentiles for the peer group (or higher if base salary or target cash bonus is set below the 50th percentile); and

•	target total compensation between the 50th and 75th percentiles for the peer group.
          To assist the Compensation Committee generally, and specifically in establishing the types and amounts of compensation to achieve the objectives listed above, the Compensation Committee retained Longnecker & Associates (“Longnecker”), an independent compensation consulting firm. In addition in 2008, Quicksilver’s management determined that the company would benefit from additional expert input on compensation matters and employed Hewitt Associates LLC (“Hewitt”) to assist the company in establishing compensation levels, including those of the named executive officers. Accordingly, the Compensation Committee received input from senior management, Hewitt and Longnecker in arriving at the compensation packages for the named executive officers for 2008.
Overview of 2008 Compensation
          General
          Each element of Quicksilver’s compensation program is intended to advance Quicksilver’s objectives of attracting, retaining and motivating talented executives, and to enhance Quicksilver’s competitive position in the market for executive-level talent. Quicksilver’s compensation program for the named executive officers in 2008 consisted of base salary, annual cash and equity bonuses, long-term incentive equity awards, retirement benefits and limited perquisites. In addition, Quicksilver provides change-in-control benefits for each of the named executive officers.

          The charts below reflect the average percentage of total target compensation represented by each element of the compensation package for (1) the Chief Executive Officer and the Chairman of the Board and (2) the other named executive officers. For purposes of computing these percentages, target (rather than actual) payments of both the cash and equity components of the 2008 Executive Bonus Plan were used.

Chief Executive Officer and Chairman of the Board	Other Named Executive Officers
The Compensation Committee believes that this mix of compensation elements provides sufficient fixed cash compensation to attract and retain qualified executives, places a sufficient amount of potential cash compensation at risk to motivate the executives to achieve annual company goals, and provides the executives with sufficient equity incentives to motivate them to achieve long-term company goals. In addition, because the equity component vests over time, it encourages executives to continue their employment relationship with Quicksilver.
          In making individual compensation decisions, the Compensation Committee reviews the recommendations from the Chief Executive Officer with respect to all named executive officers except himself. The Compensation Committee reviews and discusses these recommendations. In executive session, the Compensation Committee develops its own recommendation for, and approves, the compensation of the Chief Executive Officer. All compensation decisions include an assessment of individual performance, including the named executive officer’s contribution to our overall performance for the applicable performance period. The Committee completes an individual performance assessment of the Chief Executive Officer each year which is discussed with him. The other named executive officers are also evaluated each year by the Chief Executive Officer. In addition, the Compensation Committee reviews tally sheets presenting the individual components and total compensation for each named executive officer to provide an overall current and historical perspective of each individual’s compensation. While not directly considered when making compensation decisions, the Compensation Committee periodically reviews the equity holdings of our named executive officers, which include unvested stock awards and unexercised stock options.
          Base Salaries
          In evaluating the 2008 base salaries of the named executive officers, the Compensation Committee considered Quicksilver’s performance and each executive’s skills and experience, the Compensation Committee’s evaluation of the performance of the Chief Executive Officer and, with respect to the other named executive officers, the Chief Executive Officer’s evaluation of the performance of the named executive officer. The Compensation Committee also reviewed, for each named executive officer, each element of annual compensation and the total annual compensation provided by all elements of compensation for each of the last two years, as well as wealth and retirement benefits accumulation resulting from Quicksilver programs. In addition, the Compensation Committee considered benchmark data from Hewitt’s exploration and production survey and compensation norms for persons in comparable positions at companies in Quicksilver’s 2008 peer group, with a view to targeting the 50th percentile for comparable positions.

          Quicksilver’s peer group for 2008 consisted of the following small to midsize publicly-traded companies engaged in oil and natural gas production and exploration: Newfield Exploration Company, Forest Oil Corporation, Cimarex Energy Co., Petrohawk Energy Corporation, Plains Exploration & Production Company, Range Resources Corporation, Southwestern Energy Company, Whiting Petroleum Corporation, Encore Acquisition Company, Denbury Resources Inc., St. Mary Land & Exploration Company, Comstock Resources, Inc. and Cabot Oil & Gas Corporation. Due to the acquisition of The Houston Exploration Company by Forest Oil Corp. and the merger of Pogo Producing Company into Plains Exploration & Production Company in 2007, Quicksilver reconsidered the composition of its peer group. After consultation among the Compensation Committee, senior management and the compensation consultants, Newfield Exploration Company, Southwestern Energy Company and Comstock Resources, Inc. were added to the peer group for 2008. Factors considered in selecting the 2008 peer group included type of business, revenue, assets, market capitalization, enterprise value and total shareholder return. Hewitt provided the Compensation Committee with a detailed report based on the compensation of executives serving companies in the 2008 peer group and compensation survey data from Hewitt’s exploration and production survey.
          The Chief Executive Officer recommended to the Compensation Committee that the named executive officers receive an increase for 2008. Based on the Chief Executive Officer’s recommendation, and after consultation with Longnecker and Hewitt, in December 2007, the Compensation Committee increased the named executive officers’ salaries as follows:

	Salary Increase	Salary Increase
Name	($)	(%)

Glenn Darden	108,230	33
Philip W. Cook	51,547	20
Thomas F. Darden	108,230	33
Jeff Cook	76,587	27
John C. Cirone	20,907	8
The base salary increases for the Chief Executive Officer and Chairman of the Board were higher relative to those of the other named executive officers because of internal pay equity concerns. The Compensation Committee believes these base salary increases more closely align Quicksilver’s internal pay equity with that of companies in its peer group.
          Bonuses
          Annual bonus targets are set to reflect a range of award levels that are intended to be competitive with awards offered by other peer companies to reward similarly situated executives. The Compensation Committee offers bonuses to its named executive officers to ensure their focus on the annual performance goals that have been developed to align with Quicksilver’s long-term strategy and objectives that it believes will ultimately increase stockholder value. Because payouts under Quicksilver’s annual bonus plan each year are linked to the achievement of overall corporate goals for that year (with the relevant goals and objectives established and communicated near the beginning of each year), these bonuses are designed to incentivize the named executive officers to achieve Quicksilver’s near-term objectives.
          Quicksilver’s Chief Executive Officer, working with information supplied to him by Hewitt and the Chief Financial Officer, Vice President – Human Resources and General Counsel (who, along with the Chief Executive Officer, are collectively referred to in this discussion as “senior management”) formulated a proposed 2008 Executive Bonus Plan, which the Chief Executive Officer presented to the Compensation Committee for consideration in November 2007. The Chief Executive Officer’s proposal recommended annual cash bonuses providing target opportunities sufficient to bring the named executive officers’ total compensation to between the 50th and 75th percentiles of total compensation for similar positions among Quicksilver’s peers. The Compensation Committee also explored with management the likelihood of Quicksilver achieving the targeted performance measures. The Compensation Committee considered Hewitt’s conclusions regarding its review of the proposed 2008 Executive Bonus Plan and Longnecker’s review of Hewitt’s analysis.
          On December 10, 2007, the Compensation Committee adopted the 2008 Executive Bonus Plan. The Compensation Committee established target and maximum levels with respect to the cash bonus to be paid under the

2008 Executive Bonus Plan for the named executive officers as a percentage of each participant’s base salary for 2008, as follows:

	Cash Bonus
	Target		Maximum
	Percentage	Dollar	Percentage	Dollar
	of	Amount	of	Amount
Name	Base Pay	($)	Base Pay	($)

Glenn Darden	150%	660,000	300%	1,320,000
Philip W. Cook	85%	267,750	170%	535,500
Thomas F. Darden	150%	660,000	300%	1,320,000
Jeff Cook	100%	365,000	200%	730,000
John C. Cirone	70%	192,500	140%	385,000

The Compensation Committee also established target and maximum levels with respect to the restricted stock bonus to be paid under the 2008 Executive Bonus Plan for the named executive officers, expressed as a percentage of each participant’s base salary for 2008, as follows:
	Restricted Stock Bonus
	Target		Maximum
	Percentage	Dollar	Percentage	Dollar
	of	Value	of	Value
Name	Base Pay	($)	Base Pay	($)

Glenn Darden	100%	440,000	200%	880,000
Philip W. Cook	55%	173,250	110%	346,500
Thomas F. Darden	100%	440,000	200%	880,000
Jeff Cook	60%	219,000	120%	438,000
John C. Cirone	30%	82,500	60%	165,000
The plan provided that the number of shares of restricted stock to be received as a bonus would be determined by dividing the applicable dollar amount of the bonus by the closing market price of Quicksilver’s common stock on the date of grant (i.e., the payment date). The Compensation Committee believes these grants of restricted stock encourage the named executive officers to think and act like owners and to enhance their commitment to Quicksilver. The awards are intended to reward the long-term performance of Quicksilver and how that performance is viewed by its stockholders.
          The Compensation Committee, based on the recommendations of senior management, and in consultation with the compensation consultants, established the performance measures, the relative weight to be assigned to each performance measure and the percentage of target bonus to be awarded for various performance levels with respect to each performance measure, as set forth in the 2008 Executive Bonus Plan. Bonus amounts under the program are based on actual performance relative to the established performance targets and weightings. The plan also provided for payment of 50% of the target payout if the level of achievement for a performance measure is less than 80% but more than 50% of budget and for incremental payouts if the level of performance achieved equals or exceeds 80% of budget but is less than 120% of budget, with a maximum payout for 120% of budget. The Compensation Committee has discretion to adjust downward a named executive officer’s potential award based on qualitative individual performance measures. In addition, if 50% or less of budget is achieved for a performance measure, the Compensation Committee has the discretion to pay a named executive officer an amount not to exceed 25% of the individual’s target amount with respect to that performance measure. The Compensation Committee believes that paying such bonuses in appropriate circumstances could advance Quicksilver’s objectives of attracting, retaining and motivating talented executives.
          The 2008 Executive Bonus Plan also provides that the performance levels are to be calculated to exclude the effects of any extraordinary or nonrecurring events, changes in accounting principles, acquisitions or divestitures, and may be otherwise adjusted as permitted in the Second Amended and Restated 2006 Equity Plan that the performance targets may be modified in circumstances in which the Compensation Committee deems such modification appropriate and equitable.
          Each performance measure (as defined in the 2008 Executive Bonus Plan), its assigned weight, the level at which its achievement would result in payment of the target and maximum amounts, and the level at which it was actually achieved, all as determined by the Compensation Committee for the 2008 Executive Bonus Plan, are set forth in the table below.

Performance	Assigned		Percentage of Budget for Target	Percentage of Budget for Maximum	Percentage of Budget
Measure	Weight	Budget	Payout	Payout	Achieved

Cash flow from operations	15%	$454,832,000	100%	120%	150%
Earnings per share	15%	$.91	100%	120%	200%
Finding and development costs	10%	$1.50	100%	120%	70%
Production	30%	92.3 Mmcfe	100%	120%	90%
Reserves	30%	1,645 Bcfe	100%	120%	175%
          Based on Quicksilver’s achievement of performance levels with respect to the performance measures, and as adjusted pursuant to the plan to exclude the effects of certain extraordinary or nonrecurring events, each of the named executive officers received 137% of his target bonus payout. Accordingly, the named executive officers received the following annual bonuses:

		Restricted Stock Bonus
	Cash Bonus	Dollar Amount	Number of
Name	($)	($)	Shares

Glenn Darden	904,200	602,800	103,805
Philip W. Cook	366,818	237,353	40,873
Thomas F. Darden	904,200	602,800	103,805
Jeff Cook	500,050	300,030	51,667
John C. Cirone	263,725	113,025	19,463
The Compensation Committee considered whether to adjust downward the named executive officers’ potential awards in light of the overall economy, Quicksilver’s performance and the potential economic consequences from a shareholder perspective. After careful review of these considerations, and upon the recommendation of the Chief Executive Officer, and the advice provided by Hewitt, the Compensation Committee did not reduce the bonus payouts for any of the named executive officers.
          The cash bonuses were paid on February 19, 2009 and are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2008. The shares of restricted stock were granted under the Second Amended and Restated 2006 Equity Plan on February 19, 2009, and vest one-third on each of the first three anniversaries of the date of grant.
          Long-Term Equity Awards
          In December 2007, the Compensation Committee considered appropriate long-term incentive awards for 2008. Based on discussions with Longnecker, Hewitt and the Chief Executive Officer, the Compensation Committee determined that long-term incentive awards should be in amounts targeting between the 50th and 75th percentiles, and that, when considered with other compensation, result in targeting between the 50th and 75th percentiles for total compensation, of similarly positioned executives in the 2008 peer group. The Compensation Committee makes grants of long-term equity awards to the named executive officers to encourage them to think and act like owners and to enhance their long-term commitment to Quicksilver. The awards are intended to reward the long-term performance of Quicksilver and how that performance is viewed by its stockholders. In the case of Mr. Jeff Cook, the Chief Executive Officer recommended that he receive an additional grant of restricted shares in recognition of his superior performance.

          For the two prior years, Quicksilver’s equity-based awards to the named executive officers consisted entirely of restricted stock grants. Based on the belief that stock options provide a greater performance incentive than restricted stock (because stock options will ultimately deliver value only to the extent the price of Quicksilver common stock at the time of the exercise exceeds the exercise price) and evidence of an increasing trend of companies to include grants of stock options as part of their long-term incentive compensation portfolio, the Chief Executive Officer recommended to the Compensation Committee that, in addition to restricted stock, a portion of the grant should be in the form of stock options. The Chief Executive Officer further recommended that 50% of the value of total Quicksilver equity-based award granted to each named executive officer should be in the form of restricted stock, with the remaining 50% in the form of stock options. The Compensation Committee, after consultation with the compensation consultants, concurred with these recommendations and the underlying rationales.
          The executive officers of Quicksilver are also the executive officers to the sole general partner of KGS. Pursuant to the Omnibus Agreement among Quicksilver, the general partner and KGS, KGS is allocated a portion of the costs associated with the compensation and benefits provided by Quicksilver to the named executive officers.
          In discussing the allocation to KGS of a portion of the cost of providing compensation and benefits to the named executive officers, Quicksilver’s Chief Executive Officer (who serves as the Chairman of the Board of the general partner) determined that, for 2008, it would be appropriate for KGS to bear a portion of these costs in two forms. First, KGS will be allocated a percentage of costs for the base salary and benefits provided by Quicksilver, generally based on the estimated percentage of time the named executive officers devote to KGS versus Quicksilver in 2008. The second component would be in the form of equity, as to which KGS would provide 25% of the total long-term incentive equity awards payable to each named executive officer, to provide a direct connection to KGS’ performance and because KGS was not allocated any portion of the annual bonuses provided to the named executive officers by Quicksilver. The Chief Executive Officer also considered that grants of KGS equity awards would encourage the named executive officers to think and act like owners of KGS as well as Quicksilver.
          Based on the foregoing considerations, after consultation with Hewitt, the Chief Executive Officer proposed to the Compensation Committee that the long-term incentive compensation provided to the named executive officers in the form of equity-based awards consist of three components in the following percentages (based on grant date values) for 2008: stock options to purchase Quicksilver common stock (37.5%); restricted shares of Quicksilver common stock (37.5%); and awards of phantom units payable in KGS common units (25%).
          The Compensation Committee, in consultation with Hewitt, determined this structure to be appropriate. The structure was presented to the board of directors of the general partner of KGS (which consists of four Quicksilver executives and three members independent of Quicksilver), which concurred that this structure is appropriate and approved the grant of phantom units to the named executive officers.
          Accordingly, based on these factors and Quicksilver’s performance, and consistent with the Compensation Committee’s policy to grant long-term incentive awards near the beginning of each year, effective January 2, 2008, the Compensation Committee made grants of restricted stock and stock options to the named executive officers under the Amended and Restated 2006 Equity Plan and the board of directors of the general partner of KGS made grants of KGS phantom units as set forth under “Executive Compensation – Grants of Plan-Based Awards in 2008.” The shares subject to each grant vest one-third on each of the first three anniversaries of the date of grant. The KGS phantom units vest one-third on the first business day occurring on or after each of the first three anniversaries of the date of grant (or the named executive officer’s death or disability or a change-in-control) and are to be settled in KGS common units immediately upon vesting. The Compensation Committee’s practice is to grant long-term incentive awards near the beginning of each year to align the performance periods for the awards with Quicksilver’s fiscal periods.
          Retirement Benefits
          In 2008, Quicksilver made contributions to Quicksilver’s 401(k) plan on behalf of each of the named executive officers. In addition, all outstanding equity awards granted to named executive officers generally vest immediately upon qualified retirement.

          Perquisites and Other Benefits
          Quicksilver does not view perquisites as a significant element of compensation and, accordingly, limits the use of perquisites. During 2008, the named executive officers were reimbursed for club memberships and dues. The named executive officers are also eligible to receive the health, dental, vision, life, accidental death and dismemberment, and long-term disability insurance generally available to all Quicksilver U.S. employees.
Overview of 2009 Compensation
          General
          In 2009, the Compensation Committee engaged Hewitt to serve as the independent compensation consultant employed by the Compensation Committee. Accordingly, the Compensation Committee received input from senior management and Hewitt in arriving at the compensation packages for the named executive officers for 2009.
          The Compensation Committee considered publicly available compensation information filed with the Securities and Exchange Commission by the companies in Quicksilver’s peer group, as compiled by Hewitt. Quicksilver’s 2009 peer group consists of the following 13 small to midsize publicly-traded companies engaged in oil and natural gas production and exploration: Cabot Oil & Gas Corporation, Cimarex Energy Co., Comstock Resources, Inc., Denbury Resources Inc., Forest Oil Corporation, Newfield Exploration Company, Petrohawk Energy Corporation, Range Resources Corporation, Southwestern Energy Company, St. Mary Land & Exploration Company, Swift Energy Company, Ultra Petroleum Corporation and Whiting Petroleum Corporation. After consultation among the Compensation Committee, senior management and Hewitt, Swift Energy Corporation and Ultra Petroleum Corporation were added to the peer group for 2009. These additions were made to maintain Quicksilver’s relative asset and market capitalization position among the peers and to replace two companies no longer used because they failed to meet Quicksilver’s selection criteria for the peer group. As in the past, the Compensation Committee also considered competitive market data supplied by Hewitt.
          In considering the compensation packages, the Compensation Committee discussed potential changes to the level and form of compensation in light of Quicksilver’s compensation philosophy, the overall economy and Quicksilver’s performance. The Compensation Committee also examined the objectives behind each component of compensation for each of the named executive officers and considered the potential economic consequences from both an operational standpoint and a shareholder perspective.
          Base Salaries
          Based on the foregoing considerations, and in consultation with senior management and Hewitt, the Compensation Committee approved the following increases in the base salaries of the named executive officers in December 2008:

	Salary Increase	Salary Increase
Name	($)	(%)

Glenn Darden	0	0
Philip W. Cook	15,000	6
Thomas F. Darden	0	0
Jeff Cook	20,000	7
John C. Cirone	25,000	10
          After considerable discussion of Quicksilver’s compensation philosophy, the overall economy and Quicksilver’s performance, and in consultation with management and Hewitt, the Compensation Committee determined that no salary adjustments for 2009 would be made for the Chairman and the Chief Executive Officer even though their base salaries were below the 25th percentile of the competitive market data. For the other named executive officers, the Compensation Committee determined that the above adjustments would be made for 2009 in light of their individual performance and Quicksilver’s desire to retain these individuals by positioning the base salaries of each between the 25th and 50th percentiles of the competitive market data and between the 50th and 75th percentiles of the peer group information.

          Bonuses
          Consistent with Quicksilver’s compensation strategies and in consultation with senior management and Hewitt, in December 2008 the Compensation Committee approved the 2009 Executive Bonus Plan. The structure of the 2009 Executive Bonus Plan is similar to that of the 2008 Executive Bonus Plan. As a percentage of base pay, the target and maximum opportunities are the same as those provided to the named executive officers last year positioning target total cash compensation between the 25th and 50th percentiles of the competitive market data. The specified company performance measures and assigned weights are also the same as for the 2008 Executive Bonus Plan, with bonus amounts to be based on actual performance relative to the 2009 budget.
          Long-Term Incentive Awards
          For long-term incentive compensation in the form of equity-based awards, senior management and the Compensation Committee, in consultation with Hewitt, considered the mix of long-term incentive awards. The targeted value of the long-term incentive awards position target total compensation for all of the named executive officers just above 50th percentile of the competitive market data. Similar to 2008, the Chief Executive Officer recommended to the Compensation Committee that, in addition to restricted stock, a portion of the grant should be in the form of stock options. The Chief Executive Officer further recommended that 50% of the value of total Quicksilver equity-based awards granted to each named executive officer should be in the form of restricted stock, with the remaining 50% in the form of stock options. The Compensation Committee, after consultation with Hewitt, concurred with these recommendations and the underlying rationales.
          In discussing the allocation to KGS of a portion of the cost of providing compensation and benefits to the named executive officers, Quicksilver’s Chief Executive Officer determined that, for 2009, it would be appropriate for KGS to bear the same portion of these costs as in 2008. The Chief Executive Officer also considered that grants of KGS equity awards would encourage the named executive officers to think and act like owners of KGS as well as Quicksilver. Based on the foregoing considerations, after consultation with Hewitt, the Chief Executive Officer proposed to the Compensation Committee that the long-term incentive compensation provided to the named executive officers in the form of equity-based awards consist of three components in the following percentages (based on grant date values) for 2009: options to purchase Quicksilver common stock (37.5%); restricted shares of Quicksilver common stock (37.5%); and awards of phantom units payable in KGS common units (25%).
          The Compensation Committee, in consultation with Hewitt, determined this structure to be appropriate. The structure was presented to the board of directors of the general partner of KGS, which concurred that this structure is appropriate and approved the grant of phantom units to the named executive officers. Accordingly, in December 2008, the Compensation Committee approved the Quicksilver equity grants, and the board of directors of the general partner of KGS approved the KGS equity grants, all to be effective January 2, 2009, to the named executive officers as follows:

	Number of Shares
	of Common Stock	Number of Shares	Number of KGS
Name	Underlying Options	of Restricted Stock	Phantom Units

Glenn Darden	342,920	201,007	82,721
Philip W. Cook	132,743	77,809	32,021
Thomas F. Darden	342,920	201,007	82,721
Jeff Cook	160,398	94,020	38,692
John C. Cirone	88,496	51,873	21,347
The stock options, restricted shares and KGS phantom units have terms consistent with equity awards previously granted by Quicksilver.
Change in Control Arrangements
          Quicksilver has adopted certain change in control plans and certain features in its incentive compensation plans that relate to a change in control of Quicksilver. These plans are intended to provide for continuity of management in the event of a change in control of Quicksilver.

          On August 24, 2004, the Board adopted the Executive Change in Control Retention Incentive Plan, in which each of the named executive officers participates. Severance benefits are provided if, within a specified period after a change in control occurs, there is an involuntary termination of the individual (including termination for specified “good reason” events). The Board adopted the “double trigger” provision because the Board determined that an individual who retained his or her position after a change in control should not receive a severance benefit simply because a change in control occurred. The benefits provided upon involuntary termination under the plan include lump sum payments of three times the sum of the named executive officer’s base salary plus benchmark bonus and also include certain medical, dental, vision and group life insurance coverage. On November 24, 2008, upon the Compensation Committee’s recommendation, the Board amended the Executive Change in Control Retention Incentive Plan to provide that Quicksilver will make an additional payment to a named executive officer equal to the excise tax imposed, if any, together with any interest or penalties with respect to the excise tax. For more information regarding the amendment see “—Potential Payments upon Termination or in Connection with a Change in Control—Change in Control Termination Payments” and “—Change in Control Retention Bonuses.” The Compensation Committee and Board believe that providing this tax gross up will help Quicksilver to attract and retain high-quality named executive officers. In addition, upon a change in control, all of the named executive officer’s outstanding equity awards and the individual’s account balance under the Quicksilver 401(k) plan, to the extent permitted by law, immediately become non-forfeitable and exercisable, as applicable. If a named executive officer participating in the plan remains employed by Quicksilver for six months following a change in control, the named executive officer would be entitled to a retention bonus equal to one-half of the individual’s base salary, payable as a lump sum payment. The Board adopted this provision to encourage the named executive officers to remain with the acquired company for a sufficient period of time after a change in control to assist with a successful transition. In addition, the 2008 Executive Bonus Plan and 2009 Executive Bonus Plan provide that if a change in control occurs during the plan year, each named executive officer will receive a lump sum cash payment equal to his maximum potential payout under the plan for the full plan year, and the agreements evidencing awards of Quicksilver’s options, restricted stock and restricted stock units and awards of KGS’s phantom units provide that those awards vest upon the occurrence of a change in control. The Compensation Committee believes that these change-in-control arrangements help to maintain the named executive officers’ objectivity in decision making, provide a retention incentive in circumstances where executive continuity may be particularly important and retention risks may be particularly acute, and otherwise align the interests of the named executive officers with those of Quicksilver’s stockholders.
Section 162(m)
          Section 162(m) of the Internal Revenue Code of 1986 places a limit of $1 million on the amount of compensation that may be deducted by Quicksilver in any one fiscal year with respect to the Chief Executive Officer and the other three most highly compensated individuals (other than the Chief Financial Officer) who are executive officers as of the end of the fiscal year. This deduction limitation, however, does not apply to certain “performance based” compensation. It is the Compensation Committee’s general policy to consider whether particular payments and awards are deductible for federal income tax purposes, along with such other factors as may be relevant in the circumstances, in establishing executive compensation programs.

Summary Compensation Table
          The following table sets forth certain information regarding the compensation of the Chief Executive Officer, the Chief Financial Officer and the three most highly-compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer who served as an executive officer as of December 31, 2008. These five individuals are also referred to as the named executive officers.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Glenn Darden	2008	440,000	—	1,646,444	338,645	904,200	24,321 (6)	3,353,610
President and	2007	331,770	110,000	956,153	41,236	864,924	22,240	2,326,323
Chief Executive	2006	309,020	—	361,809	89,347	189,146	28,970	978,292
Officer

Philip W. Cook	2008	315,000	—	730,538	130,619	366,818	16,676	1,559,651
Senior Vice	2007	263,453	70,000	415,706	—	389,199	18,450	1,156,808
President — Chief	2006	243,330	—	189,854	—	99,000	49,166	581,350
Financial Officer

Thomas F. Darden	2008	440,000	—	1,646,444	338,645	904,200	17,157 (6)	3,346,446
Chairman of the	2007	331,770	110,000	956,153	41,236	864,924	17,623	2,321,706
Board	2006	309,020	—	361,809	89,347	189,146	28,221	977,543

Jeff Cook	2008	365,000	—	915,342	174,565	500,050	17,736	1,972,693
Executive Vice	2007	288,413	50,000	514,710	33,715	501,262	17,828	1,405,928
President —	2006	267,330	—	255,766	71,585	130,680	27,688	753,049
Operations

John C. Cirone	2008	275,000	—	539,764	82,229	263,725	17,736	1,178,454
Senior Vice	2007	254,093	50,000	394,704	21,591	309,130	19,564	1,049,082
President,	2006	234,330	—	186,668	46,063	95,288	27,248	589,597
General Counsel
and Secretary

(1)	For 2007, this column reports the discretionary bonuses awarded to the named executive officers in March 2007.

(2)	For each year, this column reports the dollar amounts recognized for financial statement reporting purposes pursuant to FAS 123(R) for such year for restricted stock and restricted stock units granted by Quicksilver and phantom units granted by KGS. The equity portion of the bonus paid to each of the named executive officers under the 2008 Executive Bonus Plan was granted in the form of restricted shares in February 2009; because no dollar amount relating to such grants was recognized for financial statement reporting purposes in 2008 in accordance with FAS 123(R), such grants are not reflected in the Summary Compensation Table. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Additional information regarding the calculation of these amounts is included in Note 2 and Note 20 to Quicksilver’s audited financial statements included in Quicksilver’s Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	No options were awarded in 2007 or 2006. For each year, this column reports the dollar amounts recognized for financial statement reporting purposes pursuant to FAS 123(R) for such year for options granted by Quicksilver. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Additional information regarding the calculation of these amounts is included in Note 2 and Note 20 to Quicksilver’s audited financial statements included in Quicksilver’s Annual Report on Form 10-K for the year ended December 31, 2008.

(4)	For 2007 and 2008, this column reports the cash portion of the bonus paid to each of the named executive officers under the 2007 Executive Bonus Plan and the 2008 Executive Bonus Plan in February 2008 and February 2009, respectively. The material terms of the 2008 Executive Bonus Plan are described under “—Compensation Discussion and Analysis—Overview of 2008 Compensation—Bonuses.”

(5)	For 2008, for each of the named executive officers, the amount in this column includes company payments of 401(k) plan matching and fixed contributions in an aggregate amount of $16,100 (except for Mr. Thomas Darden for which aggregate payments were $14,750), club memberships and dues, life insurance premiums, accidental death and dismemberment insurance premiums and long-term disability insurance premiums (except for Mr. Philip Cook, for which Quicksilver did not incur any incremental cost associated with long-term disability insurance premiums). Occasionally, at no incremental cost to Quicksilver, a spouse has accompanied a named executive officer on an aircraft leased by Quicksilver for a business trip.

(6)	In addition to the items listed in footnote 5 above, this amount includes $6,585 and $771 of tax reimbursements paid to Mr. Glenn Darden and Mr. Toby Darden, respectively, related to his spouse accompanying him on an aircraft leased by Quicksilver for a business trip.

Grants of Plan-Based Awards in 2008
          The following table sets forth certain information regarding grants of non-equity and equity awards under the 2008 Executive Bonus Plan, equity awards under the Second Amended and Restated 2006 Equity Plan and equity awards under KGS’s 2007 Equity Plan made to the named executive officers in 2008. The 2008 Executive Bonus Plan is described under “—Compensation Discussion and Analysis—Overview of 2008 Compensation—Bonuses.” The Second Amended and Restated 2006 Equity Plan generally allows the Compensation Committee of the Board to make Quicksilver equity grants to directors, executive officers and selected employees and consultants of Quicksilver, and KGS’s 2007 Equity Plan generally allows the board of directors of Quicksilver Gas Services GP LLC to make KGS equity grants to employees, consultants, officers and directors of Quicksilver Gas Services GP LLC and its affiliates, including Quicksilver.

								All
								Other				Grant
								Stock				Date
								Awards:		All Other		Fair
		Estimated Possible Payouts			Estimated Possible Payouts			Number		Option	Exercise	Value of
		Under Non-Equity			Under Equity			of		Awards:	or Base	Stock
		Incentive Plan Awards			Incentive Plan Awards			Shares		Number of	Price of	and
								or Units		Securities	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock		Underlying	Awards	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)		Options (#)	($/Sh)	($)(1)

Glenn Darden	1/2/08	—	—	—	—	—	—	36,474	(2)	—	—	1,128,870
	1/2/08	—	—	—	—	—	—	—		72,340 (3)	30.95	988,526
	1/2/08	—	—	—	—	—	—	29,813	(4)	—	—	612,983
	— (5)	0	660,000	1,320,000	0	440,000	880,000	—		—	—	—

Philip W. Cook	1/2/08	—	—	—	—	—	—	14,458	(2)	—	—	447,475
	1/2/08	—	—	—	—	—	—	—		28,676 (3)	30.95	391,858
	1/2/08	—	—	—	—	—	—	11,818	(4)	—	—	242,989
	— (5)	0	267,750	535,500	0	173,250	346,500	—		—	—	—

Thomas F. Darden	1/2/08	—	—	—	—	—	—	36,474	(2)	—	—	1,128,870
	1/2/08	—	—	—	—	—	—	—		72,340 (3)	30.95	988,526
	1/2/08	—	—	—	—	—	—	29,813	(4)	—	—	612,983
	— (5)	0	660,000	1,320,000	0	440,000	880,000	—		—	—	—

Jeff Cook	1/2/08	—	—	—	—	—	—	24,886	(2)	—	—	770,222
	1/2/08	—	—	—	—	—	—	—		36,496 (3)	30.95	498,718
	1/2/08	—	—	—	—	—	—	15,041	(4)	—	—	309,257
	— (5)	0	365,000	730,000	0	219,000	438,000	—		—	—	—

John C. Cirone	1/2/08	—	—	—	—	—	—	8,544	(2)	—	—	264,437
	1/2/08	—	—	—	—	—	—	—		16,944 (3)	30.95	231,540
	1/2/08	—	—	—	—	—	—	6,983	(4)	—	—	143,577
	— (5)	0	192,500	385,000	0	82,500	165,000	—		—	—	—

(1)	This column shows the grant date fair value calculated in accordance with FAS 123(R) of equity awards granted to the named executive officers in 2008. Generally, the full grant date fair value is the amount Quicksilver would expense in its financial statements over the award’s vesting period.

(2)	Number of shares of restricted stock granted to the named executive officer under the Second Amended and Restated 2006 Equity Plan. On December 10, 2007 (December 20 with respect to Jeff Cook), the Compensation Committee approved the grants of shares of restricted stock to the named executive officers with each grant to be effective January 2, 2008. Restrictions on these shares lapsed as to one-third of the shares on January 2, 2009 and will lapse as to one-third of these shares on each of January 2, 2010 and 2011. These restrictions may lapse earlier upon death, disability, qualified retirement or a change in control (see “—Potential Payments upon Termination or in Connection with a Change in Control”).

(3)	Number of shares subject to stock options granted to the named executive officer under the Second Amended and Restated 2006 Equity Plan. On December 10, 2007, the Compensation Committee approved the grants of stock options to the named executive officers with each grant to be effective January 2, 2008. These options became exercisable with respect to one-third of the shares on January 2, 2009 and will become exercisable as to one-third of these shares on each of January 2, 2010 and 2011. These options may become exercisable earlier upon death, disability, qualified retirement or a change in control (see “—Potential Payments upon Termination or in Connection with a Change in Control”).

(4)	Number of phantom units granted to the named executive officer under KGS’s 2007 Equity Plan, which will settle in KGS common units upon vesting. On December 17, 2007, the board of directors of the general partner of KGS approved the grants of phantom units to the named executive officers with each grant to be effective January 2, 2008. One-third of these phantom units vested on January 2, 2009 and one-third of these phantom units will vest on each of January 4, 2010 and January 3, 2011. These phantom units may vest earlier upon death, disability or a change in control (see “—Potential Payments upon Termination or in Connection with a Change in Control”).

(5)	The 2008 Executive Bonus Plan was adopted December 10, 2007. On February 19, 2009, the following amounts were paid to the named executive officers:

		Restricted Stock Bonus
		Dollar	Number
Name	Cash Bonus ($)	Amount ($)	of Shares (#)
Glenn Darden	904,200	602,800	103,805
Philip W. Cook	366,818	237,353	40,873
Thomas F. Darden	904,200	602,800	103,805
Jeff Cook	500,050	300,030	51,667
John C. Cirone	263,275	113,025	19,463

Outstanding Equity Awards at Fiscal Year-End in 2008
          The following table sets forth information regarding the December 31, 2008 holdings by the named executive officers of Quicksilver options, restricted stock and restricted stock units and KGS phantom unit awards. Each equity grant is shown separately for each named executive officer.

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities				Number of
	Underlying	Underlying				Shares or Units		Market Value of
	Unexercised	Unexercised		Option		of Stock That		Shares or Units
	Options	Options		Exercise	Option	Have Not		of Stock That
	(#)	(#)		Price	Expiration	Vested		Have Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)(1)(2)

Glenn Darden	72,000	18,000	(3)	5.505	01/07/10
	34,126	—		11.9167	12/21/09
	—	72,340	(4)	30.95	01/01/18
						7,334	(5)	40,850
						22,000	(5)	122,540
						56,000	(6)	311,920
						36,474	(7)	203,160
						16,470	(8)	91,738
						6,666	(9)	63,194
						29,813	(10)	282,627

Philip W. Cook	—	28,676	(4)	30.95
						3,334	(5)	18,570
						18,000	(5)	100,260
						21,332	(6)	118,819
						14,458	(7)	80,531
						7,193	(8)	40,065
						3,333	(9)	31,597
						11,818	(10)	112,035

Thomas F. Darden	36,000	18,000	(3)	5.505	01/07/10
	34,126	—		11.9167	12/21/09
	—	72,340	(4)	30.95	01/01/18
						7,334	(5)	40,850
						22,000	(5)	122,540
						56,000	(6)	311,920
						36,474	(7)	203,160
						16,470	(8)	91,738
						6,666	(9)	63,194
						29,813	(10)	282,627

Jeff Cook	16,404	16,404	(3)	5.505	01/07/10
	8,242	—		11.9167	12/21/09
	—	36,496	(4)	30.95	01/01/18
						3,666	(5)	20,420
						20,000	(5)	111,400
						22,666	(6)	126,250
						24,886	(7)	138,615
						8,591	(8)	47,852
						3,333	(9)	31,597
						15,041	(10)	142,589

John C. Cirone	29,844	9,948	(3)	5.505	01/07/10
	16,882	—		11.9167	12/21/09
	—	16,944	(4)	30.95	01/01/18
						2,334	(5)	13,000
						16,000	(5)	89,120
						18,666	(6)	103,970
						8,544	(7)	47,590
						3,784	(8)	21,077
						2,666	(9)	25,274
						6,983	(10)	66,199

(1)	The market value of stock awards is based on the closing market price of Quicksilver common stock on December 31, 2008, the last trading day of fiscal 2008, which was $5.57.

(2)	The market value of phantom unit awards is based on the closing market price of KGS common units on December 31, 2008, the last trading day of fiscal 2008, which was $9.48.

(3)	The option became exercisable with respect to these shares on January 7, 2009.

(4)	The option became exercisable with respect to one-third of these shares on January 2, 2009; the option will become exercisable with respect to one-third of these shares on each of January 2, 2010 and 2011.

(5)	All of these shares of restricted stock vested on January 26, 2009.

(6)	One-half of these shares of restricted stock vested on January 1, 2009; the remaining one-half of these shares of restricted stock will vest on January 1, 2010.

(7)	One-third of these shares of restricted stock vested on January 2, 2009, and one-third of these shares will vest on each of January 2, 2010 and 2011.

(8)	One-third of these shares of restricted stock vested on February 20, 2009, and one-third of these shares will vest on each of February 20, 2010 and 2011.

(9)	One-half of the phantom units subject to these grants will vest, and settle in cash, on each of August 10, 2009 and 2010.

(10)	One-third of these phantom units vested on January 2, 2009, and one-third of these phantom units will vest on each of January 4, 2010 and January 3, 2011.

Option Exercises and Stock Vested in 2008
          The following table sets forth information regarding the aggregate options exercised by the named executive officers in 2008 and Quicksilver restricted stock or restricted stock units or KGS phantom units held by the named executive officers that became vested during 2008.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized
	Acquired on Exercise	Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Glenn Darden (1)	33,048	936,911	41,424	1,208,707
	—	—	—	69,447

Philip W. Cook (2)	—	—	14,000	405,518
	—	—	—	34,724

Thomas F. Darden (3)	—	—	41,424	1,208,707
	—	—	—	69,447

Jeff Cook (4)	—	—	19,376	564,554
	—	—	—	34,724

John C. Cirone (5)	2,448	69,401	11,666	339,461
	—	—	—	27,787

(1)	Mr. Glenn Darden exercised options to purchase 33,048 shares of common stock at an exercise price of $3.68 per share on February 11, 2008, when the market price of the common stock was $32.03 per share. Restrictions with respect to 28,000 shares of Mr. Darden’s restricted stock lapsed on January 1, 2008, when the market price of the common stock was $29.795 per share; restrictions with respect to 7,332 shares of Mr. Darden’s restricted stock lapsed on January 26, 2008, when the market price of the common stock was $26.31 per share; and restrictions with respect to 6,092 shares of Mr. Darden’s restricted stock lapsed on February 8, 2008, when the market price of the common stock was $29.80 per share. Mr. Darden realized $69,447 of value upon the vesting of 3,334 KGS phantom units, which settled in cash, on August 10, 2008, when the market price of KGS common units was $20.83 per unit.

(2)	Restrictions with respect to 10,668 shares of Mr. Philip Cook’s restricted stock lapsed on January 1, 2008, when the market price of the common stock was $29.795 per share; and restrictions with respect to 3,332 shares of Mr. Cook’s restricted stock lapsed on January 26, 2008, when the market price of the common stock was $26.31 per share. Mr. Cook realized $34,724 of value upon the vesting of 1,667 KGS phantom units, which settled in cash, on August 10, 2008, when the market price of KGS common units was $20.83 per unit.

(3)	Restrictions with respect to 28,000 shares of Mr. Thomas Darden’s restricted stock lapsed on January 1, 2008, when the market price of the common stock was $29.795 per share; restrictions with respect to 7,332 of Mr. Darden’s restricted stock units lapsed on January 26, 2008, when the market price of the common stock was $26.31 per share; and restrictions with respect to 6,092 shares of Mr. Darden’s restricted stock lapsed on February 8, 2008, when the market price of the common stock was $29.80 per share. Mr. Darden realized $69,447 of value upon the vesting of 3,334 KGS phantom units, which settled in cash, on August 10, 2008, when the market price of KGS common units was $20.83 per unit.

(4)	Restrictions with respect to 11,334 shares of Mr. Jeff Cook’s restricted stock lapsed on January 1, 2008, when the market price of the common stock was $29.795 per share; restrictions with respect to 3,666 shares of Mr. Cook’s restricted stock lapsed on January 26, 2008, when the market price of the common stock was $26.31 per share; and restrictions with respect to 4,376 shares of Mr. Cook’s restricted stock lapsed on February 8, 2008, when the market price of the common stock was $29.80 per share. Mr. Cook realized $34,724 of value upon the vesting of 1,667 KGS phantom units, which settled in cash, on August 10, 2008, when the market price of KGS common units was $20.83 per unit.

(5)	Mr. Cirone exercised options to purchase 2,448 shares of common stock at an exercise price of $3.68 per share on February 11, 2008, when the market price of the common stock was $32.03 per share. Restrictions with respect to 9,334 shares of Mr. Cirone’s restricted stock lapsed on January 1, 2008, when the market price of the common stock was $29.795 per share; and restrictions with respect to 2,332 shares of Mr. Cirone’s restricted stock units lapsed on January 26, 2008, when the market price of the common stock was $26.31 per share. Mr. Cirone realized $27,787 of value upon the vesting of 1,334 KGS phantom units, which settled in cash, on August 10, 2008, when the market price of KGS common units was $20.83 per unit.

Potential Payments upon Termination or in Connection with a Change in Control
          Death, Disability and Retirement
          Under the terms of both the 2008 Executive Bonus Plan and the 2009 Executive Bonus Plan, if a named executive officer dies or becomes disabled and unable to work during the plan year, the executive, or his estate beneficiaries, is entitled to receive from Quicksilver a pro-rated award based on results at the end of the performance period and the number of calendar days that the executive participated in the year prior to death or disability, and any award under the plan attributable to an equity award will be paid in a lump sum cash payment rather than shares of restricted stock.
          Under the agreements covering the outstanding shares of restricted stock and restricted stock units awarded to each of the named executive officers under the Amended and Restated 1999 Stock Option and Retention Stock Plan, the vesting of those shares is accelerated upon death, disability or retirement after attaining age 55 and completing five years of service with Quicksilver. Under the agreements covering options granted under the 1999 Stock Option and Retention Stock Plan, the vesting of those options is accelerated upon death, disability or retirement after attaining age 55 and completing five years of service with Quicksilver. Under the agreements covering the outstanding shares of restricted stock awarded to each of the named executive officers under the Second Amended and Restated 2006 Equity Plan, the vesting of those shares is accelerated upon death, disability or retirement after attaining age 62 and completing five years of service with Quicksilver. Under the agreements covering options granted under the Second Amended and Restated 2006 Equity Plan, the vesting of those options is accelerated upon death, disability or retirement after attaining age 62 and completing five years of service with Quicksilver. Under the agreements covering the outstanding phantom units awarded to each of the named executive officers under KGS’s 2007 Equity Plan, the vesting of those units is accelerated upon death or disability.
          Change in Control Payments
          Pursuant to the terms of both the 2008 Executive Bonus Plan and the 2009 Executive Bonus Plan, if a change of control occurs during the applicable plan year, each named executive officer is entitled to receive, within 30 days after the change-in-control event, his maximum possible payout under the plan for the full plan year, with any award under the plan attributable to an equity award to be paid in a lump sum cash payment rather than equity. Pursuant to the terms of these plans, any payments under the applicable plan would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, then the payments to be paid under the applicable plan will be reduced to the minimum extent necessary (but not to less than zero) so that no portion of such payment, as so reduced, constitutes an excess parachute payment, provided that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment to be provided, determined on an after-tax basis (taking into account the amount of the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes).
          In addition, options, shares of restricted stock, restricted stock units and phantom units held by the named executive officers vest upon the occurrence of a change in control pursuant to the terms of those award agreements.
          Change in Control Termination Payments
          Under the terms of the Quicksilver Resources Inc. Amended and Restated Executive Change in Control Retention Incentive Plan, if, within two years after a change in control occurs, there is an involuntary termination of a named executive officer (including termination for specified “good reason” events), the named executive officer is entitled to:
•	a lump sum payment from Quicksilver of three times the sum of the executive’s base salary plus benchmark bonus;

•	accelerated vesting of all option and restricted stock awards held by the executive;

•	continued group medical, dental and vision insurance coverage, paid by Quicksilver, for two years following the termination date; and

•	continued group life insurance coverage, paid by Quicksilver, for two years following the termination date.
Benefits pursuant to this plan are required to be reduced by any severance, termination or similar payment made to the named executive officer pursuant to any employment, change in control, severance or similar agreement with Quicksilver or a subsidiary of Quicksilver, unless the other agreement expressly provides that such payment is in addition to payments under this plan. The named executive officers must execute a general release to obtain these payments and benefits. In addition, to the extent permitted by law, the executive’s 401(k) Plan account balances will become fully vested and nonforfeitable (to the extent such account balances are not already fully vested and nonforfeitable).
          If any amount or benefit to be paid or provided under the plan or otherwise (including pursuant to or the 2008 Executive Bonus Plan) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments,” within the meaning of Section 280G of the Internal Revenue Code, then Quicksilver is required to make an additional payment to the named executive officer such that after payment of all taxes on the additional payment (including income and employment taxes, as well as interest and penalties) the named executive officer retains an amount equal to the excise tax imposed on such individual by Section 4999 of the Internal Revenue Code.
          Change in Control Retention Bonuses
          Under the Quicksilver Resources Inc. Amended and Restated Executive Change in Control Retention Incentive Plan, each of the named executive officers who remains employed by Quicksilver throughout the six-month period following a change in control is entitled to a cash retention bonus equal to one-half of the executive’s base salary, without regard to whether the executive is or ever will become entitled to severance benefits under the plan. If any amount of this benefit to be paid or provided under the plan would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments,” within the meaning of Section 280G of the Internal Revenue Code, then Quicksilver is required to make an additional payment to the named executive officer such that after payment of all taxes on the additional payment (including income and employment taxes, as well as interest and penalties) the named executive officer retains an amount equal to the excise tax imposed on such individual by Section 4999 of the Internal Revenue Code.

          Potential Payments upon Termination or Change in Control Table
          The following table sets forth the payments that each of the named executive officers could receive upon the occurrence of any of the events described below. The payments set forth in the table are based on the assumption that the event occurred on December 31, 2008, the last business day of 2008. The amounts shown in the table do not include payments and benefits, such as accrued salary and accrued vacation, to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

					Acceleration of
					Equity-Based Awards
					Restricted
					Stock,
					Restricted
					Stock Units
				Short-Term	or KGS
		Retention	Cash	Incentive	Phantom		Insurance	Tax
		Bonus	Severance	Compensation	Units	Options	Premiums	Gross-Up	Total
Name	Event	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	(7)	($)

Glenn Darden	Death	—	—	1,507,000	1,116,029	1,170	—	—	2,624,199
	Disability	—	—	1,507,000	1,116,029	1,170	—	—	2,624,199
	Retirement (8)	—	—	—	—	—	—	—	—
	Change in control	220,000	4,620,000	2,200,000	1,116,029	1,170	35,425	—	8,192,624	(9)

Philip W. Cook	Death	—	—	604,171	501,877	—	—	—	1,106,048
	Disability	—	—	604,171	501,877	—	—	—	1,106,048
	Retirement (8)	—	—	—	—	—	—	—	—
	Change in control	157,500	2,268,000	882,000	501,877	—	35,425	1,769,699	5,614,501	(9)

Thomas F. Darden	Death	—	—	1,507,000	1,116,029	1,170	—	—	2,624,199
	Disability	—	—	1,507,000	1,116,029	1,170	—	—	2,624,199
	Retirement (8)	—	—	—	163,390	1,170	—	—	164,560
	Change in control	220,000	4,620,000	2,200,000	1,116,029	1,170	35,425	—	8,192,624	(9)

Jeff Cook	Death	—	—	800,080	618,722	1,066	—	—	1,419,868
	Disability	—	—	800,080	618,722	1,066	—	—	1,419,868
	Retirement (8)	—	—	—	—	—	—	—	—
	Change in control	182,500	2,847,000	1,168,000	618,722	1,066	35,425	—	4,852,713	(9)

John C. Cirone	Death	—	—	376,750	366,229	647	—	—	743,626
	Disability	—	—	376,750	366,229	647	—	—	743,626
	Retirement (8)	—	—	—	102,120	647	—	—	102,767
	Change in control	137,500	1,650,000	550,000	366,229	647	14,286	629,913	3,348,575	(9)

(1)	This amount is payable only if the named executive officer remains employed by Quicksilver throughout the six-month period following a change in control.

(2)	This amount is payable only if there is an involuntary termination of the named executive officer within two years after a change in control occurs.

(3)	Calculated based on the 2008 Executive Bonus Plan.

(4)	This amount reflects the market value, as of December 31, 2008, the last trading day of fiscal 2008, of (a) unvested shares of restricted stock or restricted stock units of Quicksilver that would vest upon the occurrence of the applicable event, and (b) unvested phantom units of KGS that would vest upon the occurrence of the applicable event. The closing market price of the common stock of Quicksilver was $5.57 on December 31, 2008, and the closing market price of KGS common units was $9.48 on December 31, 2008.

(5)	This amount reflects the difference between $5.57, the closing price of the common stock of Quicksilver on December 31, 2008, and the option exercise price of unvested options that would vest upon the occurrence of the applicable event. This amount does not include any amounts that would be realizable by the executive in connection with the exercise of options that were vested but unexercised as of December 31, 2008. For information regarding options that were vested but unexercised as of December 31, 2008, see “—Outstanding Equity Awards at Fiscal Year-End in 2008.”

(6)	For each named executive officer, consists of health insurance and life insurance premiums in the amounts set forth opposite his name:

	Health Insurance	Life Insurance
Name	Premium	Premium
	($)	($)
Glenn Darden	32,152	1,008
Philip W. Cook	32,152	1,008
Thomas F. Darden	32,152	1,008
Jeff Cook	32,152	1,008
John C. Cirone	11,014	1,008

(7)	This amount is an estimate of the payment Quicksilver would be required to make to the named executive officer because certain payments to the named executive officer are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

(8)	As described above under “—Death, Disability and Retirement,” vesting of awards granted under (a) the Amended and Restated 1999 Stock Option and Stock Retention Plan accelerate on retirement after attaining age 55 and completing five years of service and (b) the Second Amended and Restated 2006 Equity Plan accelerate on retirement after attaining age 62 and completing five years of service. As of December 31, 2008, Mr. Thomas Darden and Mr. Cirone were the only named executive officers who satisfied the age 55 and five years of service condition. The other named executive officers would first satisfy these conditions on the date indicated: Mr. Glenn Darden – September 22, 2010; Mr. Philip Cook – November 12, 2016; and Mr. Jeff Cook – July 23, 2011. As of December 31, 2008, none of the named executive officers satisfied the age 62 and five years of service condition. Each of the named executive officers would first satisfy these conditions on the date indicated: Mr. Glenn Darden – September 22, 2017; Mr. Philip Cook – November 12, 2023; Mr. Thomas Darden – July 7, 2015; Mr. Jeff Cook – July 23, 2018; and Mr. Cirone – January 22, 2012.

(9)	This amount includes both the payment of the retention bonus (see note 1 above) and payment of cash severance and insurance premiums upon involuntary termination (see notes 2 and 6 above).

Compensation Committee Report
          The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis with management of Quicksilver. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in Quicksilver’s Annual Report on Form 10-K for filing with the SEC.
          The foregoing report was submitted by the Compensation Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.
Members of the Compensation Committee

W. Byron Dunn	W. Yandell Rogers, III
James A. Hughes	Mark J. Warner
Steven M. Morris
Compensation Committee Interlocks and Insider Participation
          Messrs. Dunn, Hughes, Morris, Rogers and Warner serve on Quicksilver’s Compensation Committee. Byron Dunn, the son of Quicksilver’s director W. Byron Dunn, is employed by Quicksilver as a landman. For more information regarding the compensation received by Byron Dunn for his services see “Certain Relationships and Related Transactions.”
          Messrs. Glenn Darden and Thomas Darden are executive officers and directors of Quicksilver, and Messrs. Jeff Cook and Philip Cook are executive officers of Quicksilver. Each of Messrs. Glenn Darden, Thomas Darden, Jeff Cook and Philip Cook serve as executive officers and directors of Quicksilver Gas Services GP LLC, Quicksilver’s subsidiary and the general partner of KGS. Quicksilver Gas Services GP LLC does not have a compensation committee. Each of Messrs. Glenn Darden, Thomas Darden, Jeff Cook and Philip Cook participated, in his capacity as a director, in the deliberations of the board of directors of Quicksilver Gas Services GP LLC concerning executive officer compensation. For information regarding certain related-party transactions among Quicksilver and the Darden family see “Certain Relationships and Related Transactions.”

AUDIT COMMITTEE REPORT
          Management is responsible for Quicksilver’s system of internal controls and the overall financial reporting process. Quicksilver’s independent registered public accounting firm is responsible for performing an independent audit of Quicksilver’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue reports thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and systems of internal accounting and financial controls.
          The Audit Committee reviewed and discussed with both management and Deloitte & Touche LLP, Quicksilver’s independent registered public accounting firm, all annual and quarterly financial statements prior to their issuance. Management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews by the Audit Committee included discussion with Deloitte & Touche LLP of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and adopted by the Public Company Accounting Oversight Board, including the quality of Quicksilver’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Deloitte & Touche LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Deloitte & Touche LLP to the Audit Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Additionally, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of Quicksilver’s internal and disclosure control structure, including its internal control over financial reporting.
          Taking all of these reviews and discussions into account, the Audit Committee recommended to the Board that it approve the inclusion of Quicksilver’s audited financial statements in Quicksilver’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.
          The foregoing report was submitted by the Audit Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.
Members of the Audit Committee

W. Byron Dunn	W. Yandell Rogers, III
James A. Hughes	Mark J. Warner
Steven M. Morris

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
          The Audit Committee charter requires that the Audit Committee review and evaluate the independence, performance and compensation of, and annually appoint, the independent registered public accounting firm. The Audit Committee appointed Deloitte & Touche LLP, which served as Quicksilver’s independent registered public accounting firm for 2008, to continue to serve as Quicksilver’s independent registered public accounting firm for the first quarter of 2009. The Audit Committee expects to receive from Deloitte a formal audit proposal for the full year prior to the Committee’s regularly scheduled meeting in May. There are no disagreements with Deloitte & Touche LLP on any accounting or auditing matters.
          Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.
          The table below summarizes the fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”), for the years ended December 31, 2008 and December 31, 2007:

	2008 ($)	2007 ($)
Audit Fees (1)	1,302,912	1,302,000
Audit-Related Fees (2)	211,100	702,400
Tax Fees (3)	—	—
All Other Fees (4)	—	—

(1)	This amount reflects the aggregate fees billed by the Deloitte Entities for professional services rendered for the audit of Quicksilver’s annual financial statements and the review of the financial statements included in Quicksilver’s quarterly reports on Form 10-Q.

(2)	This amount reflects the aggregate fees billed by the Deloitte Entities for assurance and related services and not described above under “Audit Fees.” In 2008, audit-related services consisted of $56,100 for audits of Quicksilver’s 401(k) Plan, $85,000 for assurance services related to the offer and sale of Quicksilver’s 8 1/4% Senior Notes due 2015, and $70,000 for assurance services related to the divestiture of Quicksilver’s Northeast Operations to BreitBurn Energy Partners L.P. In 2007, audit-related services consisted of $50,400 for audits of Quicksilver’s 401(k) Plan, $279,000 for assurance services related to the initial public offering of the common units of our subsidiary KGS and $373,000 for assurance services related to the divestiture of Quicksilver’s Northeast Operations to BreitBurn Energy Partners L.P.

(3)	There were no fees billed for 2008 or 2007 by the Deloitte Entities for professional services rendered for tax compliance, tax advice or tax planning.

(4)	There were no fees billed for 2008 or 2007 by the Deloitte Entities for products and services other than those described above.
          Pre-Approval Policies and Procedures. In general, all engagements of Quicksilver’s independent registered public accountants, whether for auditing or non-auditing services, must be pre-approved by the Audit Committee. The Chair of the Audit Committee, Mr. Morris, is authorized to pre-approve any audit and non-audit services on behalf of the Audit Committee, provided that these decisions are presented to the full Audit Committee at its next regularly scheduled meeting. None of the services described above as Audit-Related Fees were exempt from the pre-approval requirements set forth in SEC rules and regulations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related-Party Transaction Policy
          The Board has adopted a written related-party transaction policy pursuant to which it has delegated to the Audit Committee the responsibility for reviewing and, if appropriate, approving or ratifying related-party transactions. The policy covers transactions to which Quicksilver or any of its subsidiaries is a party and in which any director or executive officer of Quicksilver or any person that beneficially owns more than 5% of the common stock of Quicksilver (each a “related party”), or an immediate family member of such director, officer or owner, had, has or will have a direct or indirect interest, other than a transaction involving (i) compensation by Quicksilver of a related party or an immediate family member of a related party for services as a director or executive officer of Quicksilver, (ii) compensation by Quicksilver of an immediate family member of a related party for services other than as a director or executive officer of the Company where such compensation is $120,000 or less, (iii) less than $50,000, or (iv) an interest of a related party, any immediate family member of such related party or any related entity of such related party that arises solely from the ownership of Quicksilver equity securities and all holders of that class of Quicksilver equity securities receive the same benefit on a pro rata basis. The policy instructs directors and executive officers to bring any possible related-party transaction to the attention of Quicksilver’s General Counsel or Compliance Officer, who, unless he or she determines that the transaction is not a related-party transaction, will notify the Chairman of the Audit Committee.
          The Audit Committee reviews each related-party transaction of which it becomes aware and may approve or ratify a related-party transaction if the Audit Committee determines that the transaction is in the best interest of Quicksilver and its stockholders. In making this determination, the Audit Committee considers (i) whether the terms of the related-party transaction are more or less favorable to Quicksilver than those that could be expected to be obtained from an unrelated third party on an arm’s length basis; (ii) any provisions in Quicksilver’s financing arrangements relating to transactions with related parties or affiliates; and (iii) any other matters the Committee deems relevant and appropriate. The Audit Committee reports periodically to the Board on the nature of the related-party transactions that have been presented to the Audit Committee and the determinations that the Audit Committee has made with respect to those transactions. The Audit Committee has reviewed and approved or ratified each of the related-party transactions discussed below other than Ms. Self’s compensation as an officer of Quicksilver, which was reviewed and approved by the Compensation Committee.
Related-Party Transactions
          Quicksilver paid $1.9 million in 2008, and expects to pay $0.5 million in 2009, for rent on buildings owned by Pennsylvania Avenue, L.P. (a limited partnership owned by members of the Darden family and Mercury Exploration Company, a corporation owned by members of the Darden family) and WFMG, L.P. (a limited partnership owned 80% by Pennsylvania Avenue and 20% by unrelated parties). Rental rates are determined based on comparable rates charged by third parties. At December 31, 2008, Quicksilver had future lease obligations to Pennsylvania Avenue and WFMG of $0.6 million through 2010.
          In October 2008, Quicksilver completed the purchase of its headquarters building in Fort Worth, Texas, for $6.4 million, from Pennsylvania Avenue. Annual lease payments on the purchased building prior to acquisition had been $1.1 million.
          Quicksilver received from Mercury Exploration $0.3 million in 2008, and expects to receive from Mercury Exploration $0.3 million in 2009, for sublease and lease rentals, employee insurance coverage and administrative services.
          In May 2008, Quicksilver entered into a settlement agreement with Mercury Exploration, pursuant to which Mercury Exploration paid approximately $0.4 million to Quicksilver in connection with issues related to the ownership and operation of certain oil and gas properties acquired from Mercury Exploration in 2001, including audit claims with respect to certain of the acquired properties and the administration of employee benefits.
          During 2008, Quicksilver paid Sevens Aviation, LLC, a limited liability company owned indirectly by members of the Darden family, $0.9 million for use of an airplane owned by Sevens Aviation. Usage rates are determined based on comparable rates charged by third parties. Quicksilver expects to continue to use the plane in

2009, and to continue to make payments to Sevens Aviation, either directly or through an unrelated management company, but is unable to predict the aggregate usage fees that it will pay.
          On June 23, 2006, Quicksilver received an assignment from KC7 Ranch Ltd. of an oil and gas lease dated October 25, 2005 from Si Bar, KC Ranch, Ltd. as lessor to KC7 Ranch Ltd. as lessee covering 2,773 acres in exchange for $0.2 million in cash. Under the terms of the assignment of the lease, KC7 is entitled to a 3.3% overriding royalty interest, pursuant to which KC7 will receive payments from Quicksilver based on any future production of oil or gas from the acreage subject to the lease. On July 7, 2006, KC7 Ranch Ltd. as lessor granted an oil and gas lease to Quicksilver covering 2,773 acres in exchange for a cash payment of $0.3 million. The lease has a three-year primary term and KC7 is entitled to receive a 20% royalty interest pursuant to which it will receive payments from Quicksilver based on any future production of oil or gas from the acreage subject to the lease. No payments were made to KC7 Ranch Ltd. in 2008. Future payments, if any, pursuant to the royalty and overriding royalty interests cannot be estimated at this time. KC7 is a limited partnership in which Quicksilver Energy LP, an entity controlled by members of the Darden family, owns an 80% limited partner interest and maintains additional preferences in distributions of profit from KC7; the other 20% limited partner interest is owned or controlled by Jeff Cook, Quicksilver’s Executive Vice President – Operations, individually and as trustee for his three children. KC7’s general partner is owned equally by Glenn Darden, Thomas Darden, and Anne Darden Self. The purchase price to acquire the leases and the terms of the leases were determined based on comparable prices and terms paid and granted to third parties with respect to similar leases in the area. The approximate 80% net revenue interest that Quicksilver has in these leases after deducting the royalty and, as applicable, overriding royalty is commensurate with that which Quicksilver has with respect to other leases in the area.
          In October 2008, Quicksilver paid $19.9 million for the purchase of 1,885,600 shares of Quicksilver common stock from Quicksilver Energy L.P., a limited partnership owned by members of the Darden family.
          For her service during 2008 as Quicksilver’s Vice President – Human Resources, Anne Darden Self received total compensation (calculated in the same manner as total compensation in the Summary Compensation Table in this proxy statement) of $696,604. Ms. Self continues to serve as Vice President – Human Resources, and Quicksilver anticipates her total compensation for 2009 will not be less than that she received in 2008.
          For his service during 2008 as a landman for Quicksilver, Byron Dunn received total compensation (calculated in the same manner as total compensation in the Summary Compensation Table in this proxy statement) of $184,571. Mr. Dunn continues to be employed as a landman, and Quicksilver anticipates his total compensation for 2009 will not be less than that he received in 2008. Mr. Dunn is the son of Quicksilver’s director W. Byron Dunn. W. Byron Dunn has no material direct or indirect interest in his son’s compensation.

PROPOSAL 1.
ELECTION OF DIRECTORS
          The following nominees have been selected by the NCG Committee and approved by the Board for submission to the stockholders, each to serve a three-year term expiring at the annual meeting of Quicksilver’s stockholders in 2012:
•	Glenn Darden; and

•	W. Yandell Rogers, III.
          The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of the remaining nominees and in favor of any substitute nominee named by the Board upon recommendation of the NCG Committee. If you do not wish your shares voted for one or more of the nominees, you may so indicate when you vote.
Your Board Recommends a Vote “FOR” the Above Nominees.

PROPOSAL 2.
APPROVAL OF AMENDMENT TO QUICKSILVER’S
SECOND AMENDED AND RESTATED 2006 EQUITY PLAN
General
          The Board has approved, subject to stockholder approval, an amendment to Quicksilver’s Second Amended and Restated 2006 Equity Plan to be implemented pursuant to the Third Amended and Restated 2006 Equity Plan (the “Amended 2006 Equity Plan”), to be effective as of May 20, 2009. Upon the original adoption of the 2006 Equity Plan on May 23, 2006, seven million shares of common stock were available for issuance under the Plan. After adjustment in connection with the two-for-one stock split in January 2008, as of March 31, 2009, 7,131,740 shares of common stock remained available for issuance under Quicksilver’s Second Amended and Restated 2006 Equity Plan. The proposed amendment would increase (i) the number of shares available for issuance under the Plan to 15 million shares, (ii) the maximum number of shares that may be subject to awards of incentive stock options to 15 million shares, and (iii) the maximum number of shares that may be subject to awards granted to an individual during any calendar year to 1.5 million shares.
          A summary of the Amended 2006 Plan is set forth below. This summary is qualified in its entirety by the full text of the Amended 2006 Plan, which is included as Appendix A attached to this proxy statement and incorporated herein by reference.
Summary of the Amended 2006 Plan
          Purpose. The purpose of the Amended 2006 Plan is to attract and retain the best available talent and encourage the highest level of performance by directors, executive officers and selected employees and consultants, and to provide them incentives to put forth maximum efforts for the success of Quicksilver’s business, in order to serve the best interests of Quicksilver and its stockholders.
          Term. The Amended 2006 Plan will expire on May 23, 2016. No further awards will be made under the Amended 2006 Plan on or after May 23, 2016. Awards that are outstanding on the date the Amended 2006 Plan terminates will remain in effect according to their terms and the provisions of the Amended 2006 Plan.
          Administration. The provisions of the Amended 2006 Plan relating to awards to non-employee directors will be administered by the Board. Unless the administration of the remaining provisions of the Amended 2006 Plan has been expressly assumed by the Board pursuant to a resolution of the Board, the remaining provisions of the Amended 2006 Plan will be administered by the Compensation Committee. The Compensation Committee, or, with respect to the provisions relating to awards to non-employee directors, the Board, has the full authority and discretion to administer the Amended 2006 Plan and to take any action that is necessary or advisable in connection with the administration of the Plan.
          Types of Awards. The Amended 2006 Plan authorizes the granting of awards in any of the following forms:
•	stock options;

•	appreciation rights;

•	restricted shares;

•	restricted stock units;

•	performance shares and performance units; and

•	senior executive plan bonuses.
An award can be an obligation of Quicksilver or a subsidiary of Quicksilver.
          Eligible Participants. Executive officers, other employees, consultants and non-employee directors of Quicksilver or a subsidiary of Quicksilver are eligible to participate in the Amended 2006 Plan. We estimate that approximately 613 individuals will be eligible to receive awards under the Amended 2006 Plan. This group of eligible participants includes four non-employee directors, eight executive officers and 601 other employees and does not include any consultants.
          Shares Available Under Amended 2006 Plan. Subject to certain adjustments that may be required from time to time to prevent dilution or enlargement of the rights of participants in the Amended 2006 Plan, a maximum of 15 million shares will be available for grants of equity awards under the Amended 2006 Plan. The total number of shares available under the Amended 2006 Plan will be adjusted to include shares that relate to awards granted under the Amended 2006 Plan that (i) expire or are forfeited, (ii) are withheld by, or tendered to, Quicksilver or a subsidiary of Quicksilver in payment of the exercise price of a stock option or in satisfaction of withholding taxes in connection with any award granted under the Amended 2006 Plan, or (iii) are subject to an appreciation right that are not transferred to a participant upon the exercise of an appreciation right. Shares of Quicksilver common stock issued pursuant to the Amended 2006 Plan may be shares of original issuance, treasury shares, shares acquired by Quicksilver or a subsidiary of Quicksilver or a combination thereof.
          Limitations on Awards. Awards under the Amended 2006 Plan will be subject to the following limitations:
•	No more than 15 million shares of common stock, subject to adjustment in accordance with the terms of the Amended 2006 Plan, will be issued pursuant to stock options that are intended to qualify as incentive stock options under Section 422 of the Code.

•	The maximum number of shares of common stock, subject to adjustment in accordance with the terms of the Amended 2006 Plan, that may be subject to all awards granted to any participant during any calendar year will not exceed 1.5 million shares, without regard to whether an award is settled in cash or in shares of common stock.

•	The maximum aggregate cash value of payments to any participant for any performance period pursuant to an award of performance units will not exceed $5 million.

•	The payment of a senior executive plan bonus to any participant will not exceed $5 million.
          Stock Options. The Compensation Committee may from time to time authorize grants of options to any participant to purchase shares of common stock upon such terms and conditions as it may determine in accordance with the terms of the Amended 2006 Plan. The exercise price of each stock option granted may not be less than 100% of the market value per share on the date of grant. Generally, all stock options will terminate after a ten-year period from the date of grant, unless a longer period is permitted by the Compensation Committee in the event of the death, disability or retirement of a participant. Vesting of stock options will be based on the required period or periods of continuous service of the participant, and may also be contingent upon the participant’s achievement of certain management objectives.
          Appreciation Rights. The Compensation Committee may from time to time authorize grants to any participant of appreciation rights upon such terms and conditions as it may determine in accordance with the terms of the Amended 2006 Plan. Appreciation rights may be granted in tandem with stock options or separate and apart from a grant of stock options. An appreciation right will be a right of the participant to receive from Quicksilver or a subsidiary of Quicksilver upon exercise an amount which will be determined by the Compensation Committee at the date of grant and will be expressed as a percentage of the spread (not exceeding 100%) at the time of exercise. The “spread” of an appreciation right is the difference between (i) the aggregate fair market value on the date of exercise of the shares of Quicksilver common stock subject to the appreciation right and (ii) the aggregate price per share payable upon exercise of the stock option granted in tandem, or, if there is no tandem stock option, the aggregate price per share of Quicksilver common stock at which the appreciation right was granted. An appreciation right granted in tandem with a stock option may be exercised only by surrender of the related stock option. The amount payable to a participant receiving a grant of appreciation rights under the Amended 2006 Plan may be paid in cash or other consideration, in shares of common stock or a combination thereof, as determined by the Compensation Committee. No appreciation right will be exercisable more than ten years from the date of grant. Vesting of appreciation rights will be based on the required period or periods of continuous service of the participant and may also be contingent upon the participant’s achievement of certain management objectives.
          Restricted Shares. Restricted shares are shares of Quicksilver common stock that are granted or sold to a participant subject to such restrictions on transfer and vesting requirements as may be determined by the Compensation Committee in accordance with the terms of the Amended 2006 Plan. Each grant or sale will constitute an immediate transfer of the ownership of the shares of common stock to the participant in consideration of the performance of services, entitling the participant to voting and other ownership rights, but will remain subject to the restrictions established by the Compensation Committee in accordance with the terms of the Amended 2006 Plan. Each grant or sale may limit a participant’s dividend rights during the period in which the restricted shares are subject to any restrictions. The termination of restrictions applicable to restricted shares may be subject to the participant’s achievement of specified management objectives.
          Restricted Stock Units. The Compensation Committee may from time to time authorize grants or sales to any participant of restricted stock units upon such terms and conditions as it may determine in accordance with the terms of the Amended 2006 Plan. Each grant or sale will constitute the agreement by Quicksilver or a subsidiary of Quicksilver to deliver shares of common stock, cash or other consideration to the participant in the future in consideration of the performance of services, subject to the fulfillment during the deferral period of such conditions as the Compensation Committee may specify including, but not limited to, the participant’s achievement of certain management objectives. During the applicable deferral period for a given restricted stock unit award, the participant will not have any right to transfer the rights associated with the restricted stock units and will have no ownership or voting rights with respect to the restricted stock units or the underlying shares of Quicksilver common stock associated with the restricted stock units.
          Performance Shares and Performance Units. The Amended 2006 Plan authorizes the Compensation Committee to grant performance shares and performance units to participants, which will become payable upon achievement of specified management objectives, upon such terms and conditions as the Compensation Committee may determine in accordance with the terms of the Amended 2006 Plan. The payment of performance shares or performance units which become payable to a participant may be made in cash, in shares of Quicksilver common stock or a combination thereof, as determined by the Compensation Committee at the time of payment.
          Senior Executive Plan Bonuses. The Compensation Committee may from time to time authorize the payment of annual incentive compensation to a participant who is, or is determined by the Compensation Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code, which incentive compensation will become payable upon the achievement of specified management objectives by the participant. Senior executive plan bonuses will be payable upon such terms and conditions as the Compensation Committee may determine in accordance with the terms of the Amended 2006 Plan. The payment of a senior executive plan bonus which becomes payable to a participant may be made in cash or other consideration, in shares of Quicksilver common stock or a combination thereof, as determined by the Compensation Committee at the time of payment.

          Management Objectives. Management objectives may be described in terms of company-wide objectives (i.e., the performance of Quicksilver and all of its subsidiaries) or in terms of objectives that are related to the performance of the individual participant or of the division, subsidiary, department, region or function within Quicksilver or a subsidiary of Quicksilver in which the participant receiving an award is employed or upon which the participant’s efforts have the most influence. The achievement of the management objectives established by the Compensation Committee for any performance period will be determined without regard to the effect on such management objectives of any acquisition or disposition by Quicksilver of a trade or business, or of substantially all of the assets of a trade or business, during the performance period and without regard to any change in accounting standards by the Financial Accounting Standards Board or any successor entity.
          The management objectives applicable to any award to a participant who is, or is determined by the Compensation Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code will be limited to specified levels of, growth in, or performance relative to peer company performance in, one or more of the following performance measures (excluding the effect of extraordinary or nonrecurring items unless the Compensation Committee specifically includes any such extraordinary or nonrecurring item at the time such award is granted):

• profitability measures;	• expense management;

• cash flow measures;	• asset and liability measures;

• proven reserves;	• individual performance;

• production growth rate;	• supply chain efficiency;

• revenue measures;	• productivity measures;

• business unit performance;	• return measures; or

• leverage measures;	• product development and/or performance.

• stockholder return;
          If the Compensation Committee determines that, as a result of a change in the business, operations, corporate structure or capital structure of Quicksilver, or the manner in which Quicksilver conducts its business, or any other events or circumstances, the management objectives are no longer suitable, the Compensation Committee may in its discretion modify such management objectives or the related minimum acceptable level of achievement, in whole or in part, with respect to a performance period as the Compensation Committee deems appropriate and equitable.
          Awards to Eligible Directors. Under the Amended 2006 Plan, each new non-employee director, when he or she first takes office (subsequent to the first business day of a year), will be granted restricted shares having a value equal to $49,500 as of the date of grant and a stock option having a value equal to $49,500 as of the date of grant. The $49,500 figures are reduced to $24,750 if the non-employee director joins the Board during the second half of any year. Each non-employee director in office on the first business day of each year during the term of the Amended 2006 Plan will receive a grant of (a) restricted shares having a value equal to $49,500 as of the date of grant and a stock option having a value equal to $49,500 as of the date of grant and (b) at the election of the non-employee director (which election, if any, must be made on or prior to the last day of the preceding calendar year), either an additional grant of restricted shares or a stock option in lieu of all or any portion of additional cash compensation of $106,000.
          The value of restricted shares granted to non-employee directors will be determined on the basis of the closing sales price of Quicksilver common stock on the date of grant. The value of the stock options granted to non-employee directors will be determined on the date of grant using:
•	the Black Scholes stock option value model; or

•	such other valuation model as may at the time of grant be used by Quicksilver to value stock options for financial reporting purposes.
          Except as may be otherwise provided in the agreements evidencing the restricted share award or as otherwise determined by the Board, restrictions with respect to restricted shares granted to non-employee directors under the Amended 2006 Plan in lieu of cash compensation will lapse one year after the date of grant. Except as may be otherwise provided in the agreements evidencing the restricted share award or as otherwise determined by the Board, restrictions with respect to all other restricted shares granted to non-employee directors will lapse in three annual installments.
          Except as may otherwise be provided in the agreements evidencing the stock options or as the Board may otherwise determine, stock options granted to non-employee directors under the Amended 2006 Plan in lieu of cash compensation will generally vest in 12 monthly installments. All other stock options granted to non-employee directors will vest in three annual installments. No stock option will expire more than ten years from the date of grant.
          Transferability. No restricted shares granted to a participant may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the restriction period. Except as otherwise authorized by the Compensation Committee, no other award, other than a stock option granted to a non-employee director, may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order; provided, however, that a participant who is an officer of Quicksilver may, with the prior approval of the Compensation Committee, transfer a stock option that is not intended to be an incentive stock option (within the meaning of 422 of the Code) to family members of the participant, including to trusts to which family members of the participant own more than 50% of the beneficial interests, to foundations in which family members of the participant control or the participant controls the management of assets and to other entities in which more than 50% of the voting interests are owned by the participant or his or her family members. No stock option granted to a non-employee director may be transferred by the non-employee director other than by will or the laws of descent and distribution, unless the Board authorizes all or a portion of the stock option to be transferred to immediate family members or an entity that consists exclusively of immediate family members, subject to certain restrictions. Except as otherwise authorized by the Compensation Committee, no stock option or appreciation right granted to a participant will be exercisable during the participant’s lifetime by any person other than the participant, the participant’s guardian or legal representative or any permitted transferee.
          Withholding Taxes. To the extent that Quicksilver or a subsidiary of Quicksilver is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the Amended 2006 Plan, and the amounts available to Quicksilver or a subsidiary of Quicksilver for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to Quicksilver for payment of the balance of such taxes required to be withheld. If the participant’s award is to be paid in shares of common stock and the participant fails to make arrangements for payment of taxes, Quicksilver or a subsidiary of Quicksilver may withhold shares of common stock having a value equal to the amount required to be withheld. In addition, if permitted by the Compensation Committee, the participant or such other person may elect to have any withholding obligation of Quicksilver or a subsidiary of Quicksilver satisfied with shares of common stock that would otherwise be transferred to the participant or such other person in payment of the participant’s award.
          Amendments. The Amended 2006 Plan may be amended from time to time by the Board (or, with respect to those provisions of the plan other than those relating to the awards to non-employee directors, by the Compensation Committee), but may not be amended without further approval by Quicksilver’s stockholders if such amendment would result in the Amended 2006 Plan no longer satisfying any applicable requirements of the New York Stock Exchange (or the principal national securities exchange on which the common stock is traded), Rule 16b-3 of the Securities Exchange Act of 1934 or Section 162(m) of the Code. Neither the Compensation Committee nor the Board will authorize the amendment of any outstanding stock option to reduce the option price without the further approval of Quicksilver’s stockholders. Furthermore, no stock option will be cancelled and replaced with stock options having a lower option price without further approval of Quicksilver’s stockholders.

          Termination. The Amended 2006 Plan may be terminated at any time by action of the Board. The termination of the Amended 2006 Plan will not adversely affect the terms of any outstanding award.
Material U.S. Federal Income Tax Consequences
          The following discussion of the principal U.S. federal income tax consequences with respect to awards under the Amended 2006 Plan is based on statutory authority and judicial and administrative interpretations as of the date of this proxy statement, which are subject to change at any time (possibly with retroactive effect) and may vary in individual circumstances. Therefore, the following discussion is designed to provide a general understanding of the material U.S. federal income tax consequences (state, local and other tax consequences are not addressed below). This discussion is limited to the material U.S. federal income tax consequences to individuals who are citizens or residents of the United States. The U.S. federal income tax law is technical and complex and the discussion below represents only a general summary.
          Non-Qualified Stock Options. In general, no income will be recognized by a participant at the time a non-qualified stock option is granted. At the time of exercise of the stock option, the participant will recognize ordinary income if the shares are not subject to a substantial risk of forfeiture (as defined in Section 83 of the Code). The amount of such income will be equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price. At the time of the sale of the shares of common stock acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held. Long-term capital gains may be eligible for reduced income tax rates if applicable holding period requirements are satisfied.
          Incentive Stock Options. In general, no income will be recognized by a participant upon the grant or exercise of a stock option intended to be an incentive stock option, as defined under Section 422 of the Code. (The exercise of an incentive stock option, however, may result in alternative minimum tax liability.) If shares of common stock are issued to the participant pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of the shares is made by the participant within two years after the date of grant or within one year after the transfer of such shares to the participant, then upon the sale of the shares, any amount realized in excess of the option price will be taxed to the participant as a capital gain and any loss sustained will be a capital loss.
          If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the participant generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the participant generally will be taxed as a capital gain (or loss).
          Appreciation Rights. Generally, the recipient of an appreciation right will not recognize income when the right is granted. Upon exercise of an appreciation right, the amount of any cash received and the fair market value on the exercise date of any shares of common stock received are taxable to the recipient as ordinary income.
          Restricted Shares. A recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the participant for the restricted shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who makes an election under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions) over the purchase price, if any, of the restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.
          Restricted Stock Units. A participant will not recognize income upon the grant of restricted stock units. Any subsequent transfer of shares of common stock in satisfaction of the grant will generally result in the participant recognizing ordinary income at the time of transfer, in an amount equal to the fair market value of the shares at the time of such transfer, reduced by any amount paid by the participant. If the shares transferred constitute substantially non-vested property within the meaning of Section 83 of the Code, the rules described above for restricted shares will generally apply to such shares.
          Performance Shares and Performance Units. No income generally will be recognized upon the grant of performance shares or performance units. The participant generally will be required to include as ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any non-restricted shares of common stock received in satisfaction of a grant of performance shares or performance units.
          Senior Executive Plan Bonuses. The participant generally will be required to include as ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any non-restricted shares of common stock received as payment of a bonus.
          Tax Consequences to Quicksilver. To the extent that a participant recognizes ordinary income in the circumstances described above, Quicksilver will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.
          Section 409A of the Code. To the extent that any award granted under the Amended 2006 Plan constitutes a deferral of compensation within the meaning of Section 409A of the Code, the Compensation Committee intends to cause the award to comply with the requirements of Section 409A and avoid the imposition of penalty taxes and interest upon the participant receiving the award.
New Plan Benefits under Amended 2006 Plan
          Awards under the Amended 2006 Plan, other than awards to non-employee directors, are discretionary. Although the dollar value of total compensation to non-employee directors is not discretionary, the non-employee directors may elect to receive a certain portion of their compensation in awards under the Amended 2006 Plan. Accordingly, Quicksilver cannot currently determine the number or type of awards that will be granted under the Amended 2006 Plan to participants in the future. The closing market price of the common stock of Quicksilver was $5.54 on March 30, 2009.
          For information regarding equity awards to Glenn Darden, Thomas F. Darden, Jeff Cook, Philip W. Cook and John C. Cirone under Quicksilver’s Amended and Restated 2006 Equity Plan during 2008, see “Executive Compensation – Grants of Plan-Based Awards in 2008,” for information regarding equity awards to those individuals under the 2006 Equity Plan to date in 2009, see “Executive Compensation – Compensation Discussion and Analysis – Overview of 2008 Compensation – Bonuses” and “Executive Compensation – Compensation Discussion and Analysis – Overview of 2009 Compensation – Long-Term Incentive Awards,” and for information regarding equity awards to those individuals that may be made under the 2006 Equity Plan in connection with the 2009 Executive Bonus Plan, see “Executive Compensation – Compensation Discussion and Analysis – Overview of 2009 Compensation – Bonuses.” For information regarding equity awards to Quicksilver’s non-employee directors during 2008 under Quicksilver’s Amended and Restated 2006 Equity Plan, see “Corporate Governance Matters – Director Compensation for 2008.”
          The following table sets forth the number of shares underlying options that have been granted through March 31, 2009 to the persons or groups indicated under the 2006 Equity Plan (prior to the proposed amendment). No options were granted under the 2006 Equity Plan prior to 2008. Options granted to executive officers and employees have an exercise price equal to the closing price of Quicksilver common stock on the date of grant, vest with respect to one-third of the shares underlying the option on each of the first three anniversaries of the date of grant and expire ten years from the date of grant. Options granted to non-employee directors have the terms described above under “— Summary of the Amended 2006 Plan – Awards to Eligible Directors.” The table does not reflect grants of restricted stock and restricted stock units through March 31, 2009. An aggregate of 3,669,697 shares of restricted stock and 820,397 restricted stock units have been granted under the plan through March 31, 2009.

	Number of Shares of Common Stock
	Underlying Option Grants
	Year
Name and/or Position	2008	2009(1)	Total
Glenn Darden (2)	72,340	342,920	415,260
President and Chief Executive Officer

Philip W. Cook	28,676	132,743	161,419
Senior Vice President — Chief Financial Officer

Thomas F. Darden	72,340	342,920	415,260
Chairman of the Board

Jeff Cook	36,496	160,398	196,894
Executive Vice President — Operations

John C. Cirone	16,944	88,496	105,440
Senior Vice President, General Counsel and Secretary

Anne Darden Self (3)	9,124	44,248	53,372
Vice President — Human Resources

W. Yandell Rogers, III (2)(4)	—	14,748	14,748

Current executive officers, as a group	270,678	1,259,218	1,529,896

Current directors who are not executive officers, as a group (4)	—	168,489	168,489

All employees, other than current executive officers, as a group	—	1,280,696	1,280,696

(1)	Grants through March 31, 2009.

(2)	Nominee for director.

(3)	A director and sibling of Glenn Darden and Thomas F. Darden.

(4)	For a description of grants of options that will be made to non-employee directors under the Amended 2006 Plan, see “—Summary of the Amended 2006 Plan – Awards to Eligible Directors.”
Your Board Recommends a Vote “FOR” Proposal 2.

OTHER MATTERS
          The Board does not know of any other matters that are to be presented for action at the annual meeting. If, however, any other matters properly come before the annual meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.
STOCKHOLDER PROPOSALS
Stockholder Proposals for Annual Meeting in 2010
          Any stockholder who satisfies the SEC requirements and desires to submit a proposal to be considered for inclusion in Quicksilver’s proxy materials for the annual meeting of stockholders to be held in 2010 must submit the proposal to Quicksilver’s Secretary at 777 West Rosedale Street, Fort Worth, Texas 76104. The proposal must be received no later than December 9, 2009 for Quicksilver to consider it for inclusion.
Other Stockholder Business at Annual Meeting in 2010
          Stockholders who desire to present other business at the annual meeting of stockholders to be held in 2010, including a nomination of a candidate for election as director at such meeting, must notify Quicksilver’s Secretary of such intent in accordance with Quicksilver’s Bylaws by writing to Quicksilver’s Secretary at 777 West Rosedale Street, Fort Worth, Texas 76104. To be timely, such notice must be received no earlier than February 19, 2010 and no later than March 21, 2010. The advance notice must also meet the other requirements of Bylaw 9 (in the case of business other than nominations) or Bylaw 14 (in the case of nominations) of Quicksilver’s Bylaws. You may obtain a copy of Quicksilver’s Bylaws by writing to Quicksilver’s Secretary at the address above.
          The above Notice of Annual Meeting of Stockholders and this proxy statement are sent by order of the Board.
John C. Cirone
Senior Vice President, General Counsel and Secretary
April 8, 2009
Copies of Quicksilver’s annual report on Form 10-K for the year ended December 31, 2008 are available, without charge, to each stockholder upon written request to the Investor Relations Department at 777 West Rosedale Street, Fort Worth, Texas 76104 (a copy of any exhibit to the Form 10-K will also be provided without charge upon written request).

Appendix A
QUICKSILVER RESOURCES INC.
THIRD AMENDED AND RESTATED
2006 EQUITY PLAN

QUICKSILVER RESOURCES INC.
THIRD AMENDED AND RESTATED
2006 EQUITY PLAN

QUICKSILVER RESOURCES INC.
THIRD AMENDED AND RESTATED
2006 EQUITY PLAN
          The Quicksilver Resources Inc. 2006 Equity Plan (the “Plan”) was established by Quicksilver Resources Inc., a Delaware corporation (the “Company”), effective as of May 23, 2006, and approved by stockholders of the Company on May 23, 2006. The Company amended and restated the Plan effective as of May 23, 2007 and November 24, 2008, and again amends and restates the Plan effective as of May 20, 2009, subject to stockholder approval.
          1. Purpose. The purpose of the Plan is to attract and retain the best available talent and encourage the highest level of performance by directors, executive officers and selected employees and consultants, and to provide them incentives to put forth maximum efforts for the success of the Company’s business, in order to serve the best interests of the Company and its stockholders.
          2. Term. The Plan will expire on May 23, 2016. No further Awards will be made under the Plan on or after such date. Awards that are outstanding on the date the Plan terminates will remain in effect according to their terms and the provisions of the Plan.
          3. Definitions. The following terms, when used in the Plan with initial capital letters, will have the following meanings:
          (a) Appreciation Right means a right granted pursuant to Section 7.
          (b) Award means the award of a Senior Executive Plan Bonus; the grant of Appreciation Rights, Stock Options, Performance Shares, Performance Units or Restricted Stock Units; or the grant or sale of Restricted Shares. An Award may be an obligation of the Company or any Subsidiary.
          (c) Board means the Board of Directors of the Company.
          (d) Change in Control means the occurrence of any of the following events:
          (i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then-outstanding Voting Stock of the Company; provided, however, that the following acquisitions will not constitute a Change in Control: (A) any acquisition of Voting Stock of the Company directly from the Company that is approved by a majority of the Incumbent Directors; (B) any acquisition of Voting Stock of the Company by the Company or any subsidiary of the Company; (C) any acquisition of Voting Stock of the Company by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company; and (D) any acquisition of Voting Stock of the Company by Mercury Exploration Company, Quicksilver Energy, L.P., The Discovery Fund, Pennsylvania Avenue Limited Partnership, Pennsylvania Management Company, the estate of Frank Darden, Lucy Darden, Anne Darden Self, Glenn Darden or Thomas Darden, or their respective successors, assigns, designees, heirs, beneficiaries, trusts, estates or controlled affiliates;
          (ii) a majority of the Board ceases to be comprised of Incumbent Directors; or
          (iii) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the consolidated assets of the Company (each, a “Business Combination Transaction”) immediately after which (A) the Voting Stock of the Company outstanding immediately prior to such Business Combination Transaction does not continue to represent (either by remaining outstanding or by being converted into Voting Stock of the entity surviving, resulting from, or succeeding to all or substantially all of the Company’s consolidated assets as a result of, such Business Combination Transaction or any parent of such entity), at least

50% of the combined voting power of the then outstanding shares of Voting Stock of the entity surviving, resulting from, or succeeding to all or substantially all of the Company’s consolidated assets as a result of, such Business Combination Transaction or any parent of any such entity (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries).
          (e) Code means the Internal Revenue Code of 1986, as in effect from time to time.
          (f) Committee means the Compensation Committee of the Board and, to the extent the administration of the Plan has been assumed by the Board pursuant to Section 17 or with respect to the administration of Section 12, the Board.
          (g) Common Stock means the common stock, par value $.01 per share, of the Company or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Section 14.
          (h) Covered Employee means a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision) and who is identified in writing by the Committee as a Covered Employee within the period specified in Section 11(a) for the fiscal year.
          (i) Date of Grant means the date specified by the Committee on which an Award will become effective.
          (j) Deferral Period means the period of time during which Restricted Stock Units are subject to deferral limitations under Section 9.
          (k) Eligible Director means a member of the Board who is not an employee of the Company or any Subsidiary.
          (l) Evidence of Award means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee which sets forth the terms and conditions of an Award. An Evidence of Award may be in any electronic medium, may be limited to a notation on the books and records of the Company and need not be signed by a representative of the Company or a Participant.
          (m) Exchange Act means the Securities Exchange Act of 1934, as amended.
          (n) Grant Price means the price per share of Common Stock at which an Appreciation Right is granted.
          (o) Incumbent Directors means the individuals who, as of the date first set forth above, are Directors of the Company and any individual becoming a Director subsequent to the date thereof whose election, nomination for election by the Company’s stockholders, or appointment, was approved by a vote of a majority of the then-Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination).
          (p) Management Objectives means the measurable performance objectives, if any, established by the Committee for a Performance Period that are to be achieved with respect to an Award. Management Objectives may be described in terms of company-wide objectives (i.e., the performance of the Company and all of its Subsidiaries) or in terms of objectives that are related to the performance of the individual Participant or of the division, Subsidiary, department, region or function within the Company or a Subsidiary in which the Participant receiving the Award is employed or on which the Participant’s efforts have the most influence. The achievement of the Management Objectives established by the Committee for any Performance Period will be determined without regard to the effect on such Management Objectives of any acquisition or disposition by the Company of a trade or business, or of substantially all of the assets of a trade or business, during the Performance Period and without regard to any change in accounting standards by the Financial Accounting Standards Board or any successor entity.
          The Management Objectives applicable to any Award to a Participant who is a Covered Employee for the fiscal year will be limited to specified levels of, growth in, or performance in, one or more of the following performance measures (excluding the effect of extraordinary or nonrecurring items unless the Committee specifically includes any such extraordinary or nonrecurring item at the time such Award is granted):
(i)	profitability measures;

(ii)	cash flow measures;

(iii)	proven reserves;

(iv)	production growth rate;

(v)	revenue measures;

(vi)	business unit performance;

(vii)	leverage measures;

(viii)	stockholder return;

(ix)	expense management;

(x)	asset and liability measures;

(xi)	individual performance;

(xii)	supply chain efficiency;

(xiii)	productivity measures;

(xiv)	return measures; or

(xv)	product development and/or performance.
          If the Committee determines that, as a result of a change in the business, operations, corporate structure or capital structure of the Company (other than an acquisition or disposition described in the first paragraph of this Section 3(p)), or the manner in which the Company conducts its business, or any other events or circumstances, the Management Objectives are no longer suitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, with respect to a Performance Period as the Committee deems appropriate and equitable.
          (q) Market Value per Share means, at any date, the closing sale price of the Common Stock on that date (or, if there are no sales on that date, the last preceding date on which there was a sale) on the principal national securities exchange or in the principal market on or in which the Common Stock is traded.
          (r) Option Price means the purchase price per share payable on exercise of a Stock Option.

          (s) Participant means a (i) person who is selected by the Committee to receive an Award under the Plan and who at that time is an executive officer or other employee of or a consultant to the Company or any Subsidiary or (ii) an Eligible Director.
          (t) Performance Period means, with respect to an Award, a period of time within which the Management Objectives relating to such Award are to be measured. The Performance Period for a Senior Executive Plan Bonus will be the fiscal year of the Company, and, unless otherwise expressly provided in the Plan, the Performance Period for all other Awards will be established by the Committee at the time of the Award.
          (u) Performance Share means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 10.
          (v) Performance Unit means a unit equivalent to $1.00 (or such other value as the Committee determines) granted pursuant to Section 10.
          (w) Restricted Stock Units means an Award pursuant to Section 9 of the right to receive shares of Common Stock, cash or other consideration at the end of a specified Deferral Period.
          (x) Restricted Shares means shares of Common Stock granted or sold pursuant to Section 8 or Section 12 as to which neither the ownership restrictions nor the restrictions on transfer have expired.
          (y) Rule 16b-3 means Rule 16b-3 under Section 16 of the Exchange Act as amended (or any successor rule to the same effect), as in effect from time to time.
          (z) Senior Executive Plan Bonus means an Award of annual incentive compensation made pursuant to and subject to the conditions set forth in Section 11.
          (aa) Spread means the excess of the Market Value per Share on the date an Appreciation Right is exercised over (i) the Option Price provided for in the Stock Option granted in tandem with the Appreciation Right or (ii) if there is no tandem Stock Option, the Grant Price provided for in the Appreciation Right, in either case multiplied by the number of shares of Common Stock in respect of which the Appreciation Right is exercised.
          (bb) Stock Option means the right to purchase shares of Common Stock upon exercise of an option granted pursuant to Section 6 or Section 12.
          (cc) Subsidiary means (i) any corporation of which at least 50% of the combined voting power of the then outstanding shares of Voting Stock is owned directly or indirectly by the Company, (ii) any partnership of which at least 50% of the profits interest or capital interest is owned directly or indirectly by the Company and (iii) any other entity of which at least 50% of the total equity interest is owned directly or indirectly by the Company.
          (dd) Voting Stock means the securities entitled to vote generally in the election of directors or persons who serve similar functions.
          4. Shares Available Under Plan. The aggregate number of shares of Common Stock that may be (i) subject to an Award of Appreciation Rights or Stock Options or (ii) issued or transferred as Restricted Shares and released from all restrictions or in payment of Performance Shares, Performance Units, Restricted Stock Units or Senior Executive Plan Bonuses will not exceed in the aggregate 15 million shares. Such shares may be shares of original issuance, treasury shares, shares acquired by the Company or any of its Subsidiaries in the open market or otherwise or a combination of the foregoing. The number of shares of Common Stock available under this Section 4 will be subject to adjustment as provided in Section 14 and will be further adjusted to include shares that relate to Awards that (i) expire or are forfeited, (ii) are withheld by, or tendered to, the Company or a Subsidiary in payment of the Option Price with respect to a Stock Option or in satisfaction of the taxes required to be withheld in connection with any Award granted under the Plan or (iii) are subject to an Appreciation Right that are not transferred to a Participant upon exercise of the Appreciation Right.
          5. Limitations on Awards. Awards under the Plan will be subject to the following limitations:
          (a) No more than 15 million shares of Common Stock, subject to adjustment as provided in Section 4, may be subject to an Award of Stock Options that are intended to qualify as incentive stock options under Section 422 of the Code.
          (b) The maximum number of shares of Common Stock that may be subject to all Awards granted to a Participant during any calendar year will not exceed 1,500,000 shares. The limitations set forth in this Section 5(b) will apply without regard to whether an Award is settled in cash or in shares of Common Stock.
          (c) The maximum aggregate cash value of payments to any Participant for any Performance Period pursuant to an award of Performance Units will not exceed $5 million.
          (d) The payment of a Senior Executive Plan Bonus to any Participant will not exceed $5 million.
          6. Stock Options. The Committee may from time to time authorize grants of options to any Participant to purchase shares of Common Stock upon such terms and conditions as it may determine in accordance with this Section 6. Each Participant who is an employee of the Company or any Subsidiary will be eligible to receive a grant of Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code. Each grant of Stock Options may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
          (a) Each grant will specify the number of shares of Common Stock to which it relates.
          (b) Each grant will specify the Option Price, which will not be less than 100% of the Market Value per Share on the Date of Grant.
          (c) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or a Subsidiary, as the case may be, or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company or a Subsidiary of shares of Common Stock owned by the Participant and having an aggregate Market Value per Share at the date of exercise equal to the aggregate Option Price, (iii) with the consent of the Committee, by authorizing the Company or a Subsidiary to withhold a number of shares of Common Stock otherwise issuable or deliverable to the Participant having an aggregate Market Value per Share on the date of exercise equal to the aggregate Option Price, (iv) by a combination of such methods of payment or (v) by any other method of payment approved by the Committee; provided, however, that the payment methods described in clauses (ii) and (iii) will not be available at any time that the Company or, if applicable, the Subsidiary is prohibited from purchasing or acquiring such shares of Common Stock.
          (d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker of some or all of the shares to which such exercise relates.
          (e) Successive grants may be made to the same Participant whether or not any Stock Options or other Awards previously granted to such Participant remain unexercised or outstanding.
          (f) Each grant will specify the required period or periods of continuous service by the Participant with the Company or any Subsidiary that are necessary before the Stock Options or installments thereof will become exercisable.

          (g) Any grant may specify the Management Objectives that must be achieved as a condition to the exercise of the Stock Options.
          (h) Any grant may provide for the earlier exercise of the Stock Options in the event of a Change in Control or other similar transaction or event.
          (i) Stock Options may be (i) options which are intended to qualify under particular provisions of the Code, (ii) options which are not intended to so qualify or (iii) combinations of the foregoing.
          (j) On or after the Date of Grant, the Committee may provide for the payment to the Participant of dividend equivalents thereon in cash or Common Stock on a current, deferred or contingent basis.
          (k) No Stock Option will be exercisable more than ten years from the Date of Grant, unless the Evidence of Award provides for an extended exercise period in the event of death, disability or retirement.
          (l) The Committee will have the right to substitute Appreciation Rights for outstanding Options granted to one or more Participants, provided the terms and the economic benefit of the substituted Appreciation Rights are at least equivalent to the terms and economic benefit of such Options, as determined by the Committee in its discretion.
          (m) Any grant may provide for the effect on the Stock Options or any shares of Common Stock issued, or other payment made, with respect to the Stock Options of any conduct of the Participant determined by the Committee to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary.
          (n) Each grant will be evidenced by an Evidence of Award, which may contain such terms and provisions, consistent with the Plan, as the Committee may approve, including without limitation provisions relating to the Participant’s termination of employment or other termination of service by reason of retirement, death, disability or otherwise.
          7. Appreciation Rights. The Committee may also from time to time authorize grants to any Participant of Appreciation Rights upon such terms and conditions as it may determine in accordance with this Section 7. Appreciation Rights may be granted in tandem with Stock Options or separate and apart from a grant of Stock Options. An Appreciation Right will be a right of the Participant to receive from the Company or a Subsidiary upon exercise an amount which will be determined by the Committee at the Date of Grant and will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise. An Appreciation Right granted in tandem with a Stock Option may be exercised only by surrender of the related Stock Option. Each grant of an Appreciation Right may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
          (a) Each grant will state whether it is made in tandem with Stock Options and, if not made in tandem with any Stock Options, will specify the number of shares of Common Stock in respect of which it is made.
          (b) Each grant made in tandem with Stock Options will specify the Option Price and each grant not made in tandem with Stock Options will specify the Grant Price, which in either case will not be less than 100% of the Market Value per Share on the Date of Grant.
          (c) Any grant may provide that the amount payable on exercise of an Appreciation Right may be paid (i) in cash or other consideration, (ii) in shares of Common Stock having an aggregate Market Value per Share equal to the Spread (or the designated percentage of the Spread) or (iii) in a combination thereof, as determined by the Committee in its discretion.

          (d) Any grant may specify that the amount payable to the Participant on exercise of an Appreciation Right may not exceed a maximum amount specified by the Committee at the Date of Grant.
          (e) Successive grants may be made to the same Participant whether or not any Appreciation Rights or other Awards previously granted to such Participant remain unexercised or outstanding.
          (f) Each grant will specify the required period or periods of continuous service by the Participant with the Company or any Subsidiary that are necessary before the Appreciation Rights or installments thereof will become exercisable, and will provide that no Appreciation Rights may be exercised except at a time when the Spread is positive and, with respect to any grant made in tandem with Stock Options, when the related Stock Options are also exercisable.
          (g) Any grant may specify the Management Objectives that must be achieved as a condition to the exercise of the Appreciation Rights.
          (h) Any grant may provide for the earlier exercise of the Appreciation Rights in the event of a Change in Control or other similar transaction or event.
          (i) On or after the Date of Grant, the Committee may provide for the payment to the Participant of dividend equivalents thereon in cash or Common Stock on a current, deferred or contingent basis.
          (j) No Appreciation Right will be exercisable more than ten years from the Date of Grant.
          (k) Any grant may provide for the effect on the Appreciation Rights or any shares of Common Stock issued, or other payment made, with respect to the Appreciation Rights of any conduct of the Participant determined by the Committee to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary.
          (l) Each grant will be evidenced by an Evidence of Award, which may contain such terms and provisions, consistent with the Plan, as the Committee may approve, including without limitation provisions relating to the Participant’s termination of employment or other termination of service by reason of retirement, death, disability or otherwise.
          8. Restricted Shares. The Committee may also from time to time authorize grants or sales to any Participant of Restricted Shares upon such terms and conditions as it may determine in accordance with this Section 8. Each grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting and other ownership rights, but subject to the restrictions set forth in this Section 8. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
          (a) Each grant or sale may be made without additional consideration or in consideration of a payment by the Participant that is less than the Market Value per Share at the Date of Grant, except as may otherwise be required by the Delaware General Corporation Law or other applicable law.
          (b) Each grant or sale may limit the Participant’s dividend rights during the period in which the shares of Restricted Shares are subject to any such restrictions.
          (c) Each grant or sale will provide that the Restricted Shares will be subject, for a period to be determined by the Committee at the Date of Grant, to one or more restrictions, including without limitation a restriction that constitutes a “substantial risk of forfeiture” within the meaning of Section 83 of the Code and the regulations of the Internal Revenue Service under such section. Except as provided in Section 8(d), 8(e) or 12(d), the restrictions imposed on Restricted Shares will not terminate at a rate that is faster than 1/3rd of the Restricted Shares on each anniversary of the Date of Grant.

          (d) Any grant or sale may specify the Management Objectives that, if achieved, will result in the termination or early termination of the restrictions applicable to the shares, provided that the Performance Period associated with such Management Objectives will be a period of no less than 12 calendar months.
          (e) Any grant or sale may provide for the early termination of any such restrictions in the event of a Change in Control or other similar transaction or event or the Participant’s termination of employment or service by reason of death, disability, retirement or otherwise.
          (f) Each grant or sale will provide that during the period for which such restriction or restrictions are to continue, the transferability of the Restricted Shares will be prohibited or restricted in a manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include without limitation rights of repurchase or first refusal in favor of the Company or provisions subjecting the Restricted Shares to continuing restrictions in the hands of any transferee).
          (g) Any grant or sale may provide for the effect on the Restricted Shares or any shares of Common Stock issued free of restrictions, or other payment made, with respect to the Restricted Shares of any conduct of the Participant determined by the Committee to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary.
          (h) Each grant or sale will be evidenced by an Evidence of Award, which may contain such terms and provisions, consistent with the Plan, as the Committee may approve, including without limitation provisions relating to the Participant’s termination of employment or other termination of service by reason of retirement, death, disability or otherwise.
          9. Restricted Stock Units. The Committee may also from time to time authorize grants or sales to any Participant of Restricted Stock Units upon such terms and conditions as it may determine in accordance with this Section 9. Each grant or sale will constitute the agreement by the Company or a Subsidiary to deliver shares of Common Stock, cash or other consideration to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
          (a) Each grant or sale may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Market Value per Share on the Date of Grant, except as may otherwise be required by the Delaware General Corporation Law or other applicable law.
          (b) Each grant or sale will provide that the Restricted Stock Units will be subject to a Deferral Period, which will be fixed by the Committee on the Date of Grant. Except as provided in Section 9(c) or 9(d), the Deferral Period will not terminate at a rate that is faster than 1/3rd of the Restricted Stock Units on each anniversary of the Date of Grant.
          (c) Any grant or sale may specify the Management Objectives that, if achieved, will result in the termination or early termination of the Deferral Period, provided that the Performance Period associated with such Management Objectives will be a period of no less than 12 calendar months.
          (d) Any grant or sale may provide for the earlier termination of the Deferral Period in the event of a Change in Control or other similar transaction or event or the Participant’s termination of employment or service by reason of death, disability, retirement or otherwise.
          (e) During the Deferral Period, the Participant will not have any right to transfer any rights under the Restricted Stock Units, and will not have any rights of ownership in or any right to vote any shares of Common Stock that may be issued in settlement of Restricted Stock Units, but the Committee may on or after the Date of Grant authorize the payment of dividend equivalents on such shares in cash or Common Stock on a current, deferred or contingent basis.
          (f) Any grant or sale may provide for the effect on the Restricted Stock Units or any shares of Common Stock issued free of restrictions, or other payment made, with respect to the Restricted Stock Units of any conduct of the Participant determined by the Committee to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary.
          (g) Each grant or sale will be evidenced by an Evidence of Award, which will contain such terms and provisions as the Committee may determine consistent with the Plan, including without limitation provisions relating to the Participant’s termination of employment or other termination of service by reason of retirement, death, disability or otherwise.
          10. Performance Shares and Performance Units. The Committee may also from time to time authorize grants to any Participant of Performance Shares and Performance Units, which will become payable upon achievement of specified Management Objectives, upon such terms and conditions as it may determine in accordance with this Section 10. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
          (a) Each grant will specify the number of Performance Shares or Performance Units to which it relates.
          (b) The Performance Period with respect to each Performance Share and Performance Unit will be determined by the Committee at the time of grant and will be a period of no less than 12 calendar months.
          (c) Each grant will specify the Management Objectives that, if achieved, will result in the payment of the Performance Shares or Performance Units.
          (d) Each grant will specify the time and manner of payment of Performance Shares or Performance Units which have become payable, which payment may be made in (i) cash, (ii) shares of Common Stock having an aggregate Market Value per Share equal to the aggregate value of the Performance Shares or Performance Units which have become payable or (iii) any combination thereof, as determined by the Committee in its discretion at the time of payment.
          (e) Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee on the Date of Grant. Any grant of Performance Units may specify that the amount payable, or the number of shares of Common Stock issued, with respect to the Performance Units may not exceed maximums specified by the Committee on the Date of Grant.
          (f) On or after the Date of Grant, the Committee may provide for the payment to the Participant of dividend equivalents on Performance Shares in cash or Common Stock on a current, deferred or contingent basis.
          (g) Any grant may provide for the effect on the Performance Shares or Performance Units or any shares of Common Stock issued, or other payment made, with respect to the Performance Shares or Performance Units of any conduct of the Participant determined by the Committee to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary.
          (h) Each grant will be evidenced by an Evidence of Award, which will contain such terms and provisions as the Committee may determine consistent with the Plan, including without limitation provisions relating to the payment of the Performance Shares or Performance Units in the event of a Change in Control or other similar transaction or event and provisions relating to the Participant’s termination of employment or other termination of service by reason of retirement, death, disability or otherwise.
          11. Senior Executive Plan Bonuses. The Committee may from time to time authorize the payment of annual incentive compensation to a Participant who is a Covered Employee, which incentive compensation will become payable upon achievement of specified Management Objectives. Subject to Section 5(d), Senior Executive Plan Bonuses will be payable upon such terms and conditions as the Committee may determine in accordance with the following provisions:
          (a) No later than 90 days after the first day of the Company’s fiscal year, the Committee will specify the Management Objectives that, if achieved, will result in the payment of a Senior Executive Plan Bonus for such year.
          (b) Following the close of the Company’s fiscal year, the Committee will certify in writing whether the specified Management Objectives have been achieved. Approved minutes of a meeting of the Committee at which such certification is made will be treated as written certification for this purpose. The Committee will also specify the time and manner of payment of a Senior Executive Plan Bonus which becomes payable, which payment may be made in (i) cash or other consideration, (ii) shares of Common Stock having an aggregate Market Value per Share equal to the aggregate value of the Senior Executive Plan Bonus which has become payable or (iii) any combination thereof, as determined by the Committee in its discretion at the time of payment.
          (c) If a Change in Control occurs during a Performance Period, the Senior Executive Plan Bonus payable to each Participant for the Performance Period will be determined at the highest level of achievement of the Management Objectives, without regard to actual performance and without proration for less than a full Performance Period. The Senior Executive Plan Bonus will be paid at such time following the Change in Control as the Committee determines in its discretion, but in no event later than 30 days after the date of an event which results in a Change in Control.
          (d) Each grant may be evidenced by an Evidence of Award, which will contain such terms and provisions as the Committee may determine consistent with the Plan, including without limitation provisions relating to the Participant’s termination of employment by reason of retirement, death, disability or otherwise.
          12. Awards to Eligible Directors.
          (a) Each individual who first becomes an Eligible Director after December 31, 2008, on a date subsequent to the first business day of a calendar year will be granted (i) a number of Restricted Shares as of the date such individual becomes an Eligible Director equal to $49,500 (if the individual becomes an Eligible Director prior to July 1 of any year) or $24,750 (if the individual becomes an Eligible Director on or after July 1 of any year) divided by the Market Value per Share as of the date the individual first becomes an Eligible Director, and (ii) a Stock Option as of the date the individual first becomes an Eligible Director to purchase a number of shares of Common Stock equal to $49,500 (if the individual becomes an Eligible Director prior to July 1 of any year) or $24,750 (if the individual becomes an Eligible Director on or after July 1 of any year) divided by the Fair Value (as hereinafter defined). For purposes of this Section 12(a), an Eligible Director who ceases to be a member of the Board and thereafter becomes an Eligible Director again will be deemed to first become an Eligible Director on the date that such individual again becomes an Eligible Director.
          (b) On the first business day of each calendar year beginning during the term of the Plan and after December 31, 2008, each individual who is an Eligible Director (i) will be granted as of such first business day a number of Restricted Shares equal to $49,500 divided by the Market Value per Share as of that date, (ii) will be granted as of such first business day a Stock Option to purchase a number of shares of Common Stock determined by dividing $49,500 by the Fair Value as of that date, and (iii) may elect to receive either an additional grant of Restricted Shares or a Stock Option to purchase shares of Common Stock in lieu of all or any portion of additional cash compensation of $106,000, provided that, in either case, the Eligible Director has elected in writing on or prior to the last day of the preceding calendar year to receive the Restricted Shares or the Stock Option described in this Section 12(b)(iii) in lieu of an equivalent amount of cash compensation from the Company. If applicable, the number of Restricted Shares to be granted under Section 12(b)(iii) will be determined by dividing the amount of cash compensation the Restricted Shares are replacing by the Market Value per Share as of such first business day of the calendar year, and the number of shares covered by a Stock Option elected under Section 12(b)(iii) will be determined by dividing the amount of cash compensation the Stock Option is replacing by the Fair Value as of such first business day of the calendar year.
          (c) For purposes of this Section 12, “Fair Value” means either the Black Scholes Value (described below) or the value of a Stock Option to purchase one share of Common Stock calculated using such other valuation methodology as may at the time of grant be used by the Company to value Stock Options for financial reporting purposes, in each case calculated as of the date of grant of the Stock Option. For this purpose, “Black Scholes Value” means the value of a Stock Option to purchase one share of Common Stock calculated using the Black Scholes option value model. Unless otherwise provided by the Board prior to the applicable date of grant, the Black Scholes option valuation for a Stock Option to be granted on any date will be based on the following assumptions:
          (i) the then current price of a share of Common Stock is equal to the Market Value per Share of Common Stock as of the date of grant of the Stock Option;
          (ii) the per share Option Price is equal to the Market Value per Share of Common Stock as of the date of grant of the Stock Option;
          (iii) the time until expiration of the Stock Option is equal to the actual time until expiration of the Stock Option (determined without regard to the provisions of Sections 12(e)(vii) and 12(e)(viii));
          (iv) the risk-free interest rate is the asked yield rate, as of the business day preceding the date of grant of the Stock Option and as reported in the Wall Street Journal, for the U.S. Treasury Note or Bond having a maturity date that is closest to the date that is five years after the date of grant of the Stock Option;
          (v) the volatility of the price of the Common Stock is calculated based on the closing price of a share of Common Stock on the last trading day of each month for each of the 60 months preceding the month in which the date of grant of the Stock Option occurs; and
          (vi) the dividend yield on the Common Stock equals the rate determined by dividing the product of four and the most recent quarterly dividend on the Common Stock as of the date of grant of the Stock Option by the Market Value per Share of Common Stock as of the date of grant of the Stock Option.
          (d) Each grant of Restricted Shares to an Eligible Director may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
          (i) At the time of grant of Restricted Shares to an Eligible Director, either (A) a stock certificate evidencing the shares of Common Stock granted will be registered in the Eligible Director’s name to be held by the Company for his or her account or (B) an appropriate entry evidencing the Eligible Director’s ownership of the shares of Common Stock granted will be made in the stock ownership records or other books and records maintained by or on behalf of the Company. The Eligible Director will have the entire beneficial ownership interest in, and all rights and privileges of a stockholder as to, such Restricted Shares, including the right to vote such Restricted Shares and, unless the Board will determine otherwise, the right to receive dividends thereon, subject to the following: (1) subject to Section 12(d)(iii), the Eligible Director will not be entitled to delivery of any stock certificate evidencing such Restricted Shares until the expiration of the restriction period described in Section 12(d)(ii); (2) none of the Restricted Shares may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the restriction period; and (3) all of the Restricted Shares will be forfeited and all rights of the Eligible Director to the Restricted Shares will terminate without further obligation on the part of the Company unless the Eligible Director remains as a member of the Board for the entire restriction period, except as provided by Section 12(d)(iii). Any shares of Common Stock or other securities or property received as a result of a transaction described in Section 14 will be subject to the same restrictions as such Restricted Shares.
          (ii) Each grant of Restricted Shares under Section 12(a) or 12(b)(i) will become nonforfeitable and the restrictions described in Section 12(d)(i) will expire as to 1/3rd of the total number of shares subject thereto on each of the first three anniversaries of the date of grant of Restricted Shares; provided, in each case, that the Eligible Director who received the Restricted Shares has remained a member of the Board through each such anniversary date. Each grant of Restricted Shares under Section 12(b)(iii) will become nonforfeitable and the restrictions described in Section 12(d)(i) will expire as to the total number of shares subject thereto on the first anniversary of the date of grant of Restricted Shares; provided, in each case, that the Eligible Director who received the Restricted Shares has remained a member of the Board through such anniversary date.
          (iii) Except as provided in an Evidence of Award, upon an Eligible Director’s ceasing to be a member of the Board prior to the end of a restriction period for any reason, the Eligible Director will immediately forfeit all Restricted Shares then subject to the restrictions of Section 12(d)(i), unless the Board, in its discretion, allows the Eligible Director to retain any or all of the Restricted Shares then subject to such restrictions, in which case the restriction period applicable to the retained shares will immediately expire and all restrictions applicable to the retained shares will immediately lapse.
          (iv) At the end of the restriction period, or at such earlier time as provided for in Section 12(d)(iii) or as the Board, in its sole discretion, may otherwise determine, all restrictions applicable to the Restricted Shares will lapse and, if the Restricted Shares are evidenced by a stock certificate, a stock certificate evidencing a number of shares of Common Stock equal to the number of Restricted Shares, free of all restrictions, will be delivered to the Eligible Director.
          (e) Each grant of Stock Options to an Eligible Director may utilize any or all of the authorizations, and will be subject to all the requirements, contained in the following provisions:
          (i) Each grant will specify the Option Price, which will equal 100% of the Market Value per Share on the Date of Grant.
          (ii) Each Stock Option will be exercisable only to the extent that it is vested. Each Stock Option granted under Section 12(a) or 12(b)(ii) will vest as to 1/3rd of the total number of shares of Common Stock subject thereto (rounded up to the nearest whole share) on each of the first three anniversaries of the date of grant of the Stock Option; provided, in each case, that the Eligible Director who received the Stock Option has remained a member of the Board through each such anniversary date. Except as may otherwise be provided in the agreement evidencing the Stock Option or as determined by the Board, each Stock Option granted under Section 12(b)(iii) will vest as to 1/12th of the total number of shares of Common Stock subject thereto (rounded up to the nearest whole share) on the last day of the first full calendar month following the date of grant of the Stock Option, as to 1/12th of the total number of shares subject thereto (rounded up to the nearest whole share) on the last day of each of the 10 succeeding calendar months, and as to the balance of the shares of Common Stock subject thereto on the last day of the calendar month preceding the one-year anniversary of the date of grant of the Stock Option; provided, in each case, that the Eligible Director who received the Stock Option has remained a member of the Board through the respective vesting date.

          (iii) No Stock Option will be exercisable more than ten years from the Date of Grant.
          (iv) Each Stock Option granted to an Eligible Director will be a nonqualified stock option and will not be an “incentive stock option” within the meaning of Section 422 of the Code.
          (v) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company, (ii) by the actual or constructive transfer to the Company of shares of Common Stock owned by the Eligible Director and having an aggregate Market Value per Share at the date of exercise equal to the aggregate Option Price, (iii) by authorizing the Company to withhold a number of shares of Common Stock otherwise issuable to the Eligible Director having an aggregate Market Value per Share on the date of exercise equal to the aggregate Option Price, (iv) by a combination of such methods of payment or (v) by any other method of payment approved by the Board; provided, however, that the payment methods described in clauses (ii) and (iii) will not be available at any time that the Company is prohibited from purchasing or acquiring such shares of Common Stock.
          (vi) During an Eligible Director’s lifetime, the Stock Option may be exercised only by the Eligible Director. Stock Options will not be transferable, except for exercise by the Eligible Director’s legal representatives or heirs; provided, however, that an Eligible Director may, with prior approval from the Board (or its designee), transfer an exercisable Stock Option to (A) a member or members of the Eligible Director’s immediate family, (B) a trust, the beneficiaries of which consist exclusively of members of the Eligible Director’s immediate family, (C) a partnership, the partners of which consist exclusively of members of the Eligible Director’s immediate family, or (D) any similar entity created for the exclusive benefit of members of the Eligible Director’s immediate family. The Board or its designee must approve the form of any transfer of a Stock Option to or for the benefit of any immediate family member or members before such transfer will be recognized as valid hereunder. For purposes of the preceding sentence, any remote, contingent interest of persons other than a member of the Eligible Director’s immediate family will be disregarded. For purposes of this Section 12(e)(vi), immediate family means an Eligible Director’s spouse, children and grandchildren, including step and adopted children and grandchildren.
          (vii) Upon an Eligible Director’s ceasing to be a member of the Board for any reason other than death, each Stock Option of such Eligible Director will be exercisable only as to those shares of Common Stock which were then subject to the exercise of such Stock Option. The Stock Option will expire: (A) unless exercised, five years after the Eligible Director’s retirement from the Board if the Eligible Director retires at or after age 55 with at least five years of service on the Board; (B) unless exercised, five years after the date the Eligible Director’s service on the Board is terminated due to the Eligible Director’s total and permanent disability; (C) upon the Eligible Director’s service on the Board being terminated for cause pursuant to Section 141(k) of the Delaware General Corporation Law (or any successor provision); or (D) unless exercised, three months after the date of such termination. In no event, however, will any Stock Option be exercisable pursuant to this Section 12(e)(vii) after the tenth anniversary of the Date of Grant or after any earlier termination in accordance with the terms of the agreement evidencing the Stock Option.
          (viii) Upon the death of an Eligible Director during his or her term of service on the Board, a Stock Option will be exercisable only as to those shares of Common Stock which were subject to the exercise of the Stock Option at the time of his or her death. The Stock Option will expire, unless exercised by the Eligible Director’s legal representatives or heirs, five years after the date of death. In no event, however, will any Stock Option be exercisable pursuant to this Section 12(e)(viii) after the tenth anniversary of the Date of Grant or after any earlier termination in accordance with the terms of the agreement evidencing the Stock Option.
          (ix) Except as otherwise determined by the Board, the vesting schedule applicable to a Stock Option requires continued service through each applicable vesting date as a condition to the vesting of the applicable installment of the Stock Option. Service for only a portion of a vesting period, even if substantial, will not entitle the Eligible Director to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of service as a Board member as provided in Section 12(e)(vii) or 12(e)(viii).
          13. Transferability. Except as provided in Section 12(e)(vi) or as otherwise authorized by the Committee, no Award may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order; provided, however, that a Participant who is an officer of the Company may, with the prior approval of the Committee, transfer a Stock Option that is not intended to be an “incentive stock option” (within the meaning of Section 422 of the Code) to family members of the Participant, including to trusts in which family members of the Participant own more than 50% of the beneficial interests, to foundations in which family members of the Participant or the Participant controls the management of assets and to other entities in which more than 50% of the voting interests are owned by family members of the Participant or the Participant. Except as otherwise authorized by the Committee, no Stock Option or Appreciation Right granted to a Participant will be exercisable during the Participant’s lifetime by any person other than the Participant or the Participant’s guardian or legal representative or any permitted transferee.
          14. Adjustments.
          (a) The Committee will make or provide for such adjustments in (i) the maximum number of shares of Common Stock specified in Sections 4 and 5, (ii) the number of shares of Common Stock covered by outstanding Stock Options, Appreciation Rights, Performance Shares and Restricted Stock Units granted under the Plan, (iii) the Option Price or Grant Price applicable to any Stock Options and Appreciation Rights, and (iv) the kind of shares covered by any such Awards (including shares of another issuer), as is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (x) any stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, or (y) any merger, consolidation, separation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (z) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection with such substitution the surrender of all Awards so replaced.
          (b) The Committee may accelerate the payment of, or vesting with respect to, any Award under the Plan upon the occurrence of a transaction or event described in this Section 14; provided, however, that in the case of any Award that constitutes a deferral of compensation within the meaning of Section 409A of the Code, the Committee will not accelerate the payment of the Award unless it determines in good faith that such transaction or event satisfies the requirements of a change in control event under guidance issued by the Secretary of the Treasury under Section 409A of the Code.
          15. Fractional Shares. Neither the Company nor any Subsidiary will be required to deliver any fractional share of Common Stock pursuant to the Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.
          16. Withholding Taxes. To the extent that the Company or a Subsidiary is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under the Plan, and the amounts available to the Company or the Subsidiary for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. If a Participant’s Award is to be paid in the form of shares of Common Stock and the Participant fails to make arrangements for the payment of tax, the Company or the Subsidiary may withhold shares of Common Stock having a value equal to the amount required to be withheld. In addition, if permitted by the Committee, the Participant or such other person may elect to have any withholding obligation of the Company or the Subsidiary satisfied with shares of Common Stock that would otherwise be transferred to the Participant or such other person in payment of the Participant’s Award. However, without the consent of the Committee, shares of

Common Stock will not be withheld in excess of the minimum number of shares required to satisfy the withholding obligation of the Company or the Subsidiary.
          17. Administration of the Plan.
          (a) Unless the administration of the Plan has been expressly assumed by the Board pursuant to a resolution of the Board, the Plan will be administered by the Committee, which at all times will consist of three or more Directors appointed by the Board, all of whom are intended (i) to meet all applicable independence requirements of the New York Stock Exchange or the principal national securities exchange or principal market on or in which the Common Stock is traded and (ii) to qualify as “non-employee directors” as defined in Rule 16b-3 and as “outside directors” as defined in regulations adopted under Section 162(m) of the Code, as such terms may be amended from time to time; provided, however, that the failure of a member of the Committee to so qualify will not invalidate any Award granted under the Plan. Notwithstanding the foregoing, the provisions of Section 12 will be administered by the Board. A majority of the Committee will constitute a quorum, and the action of the members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the Committee.
          (b) The Committee has the full authority and discretion to administer the Plan and to take any action that is necessary or advisable in connection with the administration of the Plan, including without limitation the authority and discretion to interpret and construe any provision of the Plan or of any agreement, notification or document evidencing an Award. The interpretation and construction by the Committee of any such provision and any determination by the Committee pursuant to any provision of the Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee will be liable for any such action or determination made in good faith.
          (c) To the extent permitted by applicable law, the Committee may delegate its authority under the Plan to a subcommittee of the Committee, to one or more committees of the Board or to one or more executive officers of the Company; provided, however, that no delegation may be made of authority to take an action which is required by Rule 16b-3 to be taken by “non-employee directors” in order that the Plan and transactions thereunder meet the requirements of such Rule.
          (d) It is the Company’s intention that any Award granted under the Plan that constitutes a deferral of compensation within the meaning of Section 409A of the Code and the guidance issued by the Secretary of the Treasury under Section 409A satisfy the requirements of Section 409A. In granting such an Award, the Committee will use its best efforts to exercise its authority under the Plan with respect to the terms of such Award in a manner that the Committee determines in good faith will cause the Award to comply with Section 409A and thereby avoid the imposition of penalty taxes and interest upon the Participant receiving the Award. Notwithstanding any provision of the Plan or an Evidence of Award to the contrary, (i) if the Company makes a good faith determination that a payment of an Award (A) constitutes a deferral of compensation for purposes of Section 409A of the Code, (B) is made to a Participant by reason of his or her “separation from service” (within the meaning of Section 409A of the Code) and (C) at the time such payment would otherwise be made the Participant is a “specified employee” (within the meaning of Section 409A of the Code), the payment will be delayed until the first day of the seventh month following the date of such separation from service, and (ii) if a Change in Control would be the date of payment of an Award that is determined to constitute a deferral of compensation, but the Change in Control does not constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 409A of the Code), then the date of payment will be determined without regard to the occurrence of the Change in Control.
          (e) With respect to the administration of the provisions of Section 12 or if the administration of the Plan is assumed by the Board pursuant to Section 17(a), the Board will have the same authority, power, duties, responsibilities and discretion given to the Committee under the terms of the Plan.

          18. Amendments and Other Matters.
          (a) The Plan may be amended from time to time by the Board or, with respect to those provisions of the Plan other than Section 12, the Committee; provided, however, that the Plan may not be amended without further approval by the stockholders of the Company if such amendment would result in the Plan no longer satisfying any applicable requirements of the New York Stock Exchange (or the principal national securities exchange on which the Common Stock is traded), Rule 16b-3 or Section 162(m) of the Code.
          (b) Neither the Committee nor the Board will authorize the amendment of any outstanding Stock Option to reduce the Option Price without the further approval of the stockholders of the Company. Furthermore, no Stock Option will be cancelled and replaced with Stock Options having a lower Option Price without further approval of the stockholders of the Company. The provisions of this Section 18(b) are intended to prohibit the repricing of “underwater” Stock Options and will not be construed to prohibit the adjustments provided for in Section 14.
          (c) The Plan may be terminated at any time by action of the Board. The termination of the Plan will not adversely affect the terms of any outstanding Award.
          (d) The Company will not be required to issue, and neither the Company nor a Subsidiary will be required to transfer, shares of Common Stock under the Plan prior to (i) the obtaining of any approval from any governmental agency which the Company, in its sole discretion, determines to be necessary or advisable, (ii) the admission of such shares to listing on any stock exchange on which the Common Stock may then be listed, and (iii) the completion of any registration or other qualification of such shares under any state or Federal law or rulings or regulations of any governmental body which the Company, in its sole discretion, determines to be necessary or advisable.
          (e) The Plan does not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.
          (f) If the Committee determines, with the advice of legal counsel, that any provision of the Plan would prevent the payment of any Award intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code from so qualifying, such Plan provision will be invalid and cease to have any effect without affecting the validity or effectiveness of any other provision of the Plan.
          (g) No Participant will have any of the rights of a stockholder with respect to shares of Common Stock subject to an Award prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.
          19. Governing Law. The Plan, all Awards and all actions taken under the Plan and the Awards will be governed in all respects in accordance with the laws of the State of Delaware, including without limitation, the Delaware statute of limitations, but without giving effect to the principles of conflicts of laws of such State.

Please mark your votes as indicated in this example	☒

	FOR	WITHHOLD	*EXCEPTIONS
Proposal 1. ELECTION OF DIRECTORS	ALL	FOR ALL

Nominees: 01 Glenn Darden 02 W. Yandell Rogers, III	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
*Exceptions

		FOR	AGAINST	ABSTAIN

Proposal 2.	APPROVAL OF AMENDMENT TO QUICKSILVER’S SECOND AMENDED AND RESTATED 2006 EQUITY PLAN	☐	☐	☐

All shares will be voted as directed herein and, unless otherwise directed, will be voted “For” proposal 1 and “For” proposal 2 and in accordance with the discretion of the person voting the proxy with respect to any other business properly brought before the annual meeting. You may revoke this proxy at any time prior to the time this proxy is voted.

		Please check the following box if you plan to attend the annual meeting in person.	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. In the case of a corporation, partnership or other entity, the full name of the organization should be used and the signature should be that of a duly authorized officer or person.

▲    FOLD AND DETACH HERE   ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting date.

QUICKSILVER RESOURCES INC.

Important notice regarding the Internet availability of proxy materials for the annual meeting of stockholders

The Proxy Statement and the 2008 Annual Report to Stockholders are available at:

http://www.proxydocs.com/kwk

INTERNET
http://www.proxyvoting.com/kwk
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

47151

PROXY
QUICKSILVER RESOURCES INC.
777 WEST ROSEDALE STREET, FORT WORTH, TEXAS 76104
This proxy is solicited by the Board of Directors of Quicksilver Resources Inc.
for the annual meeting of stockholders to be held on May 20, 2009.
     The undersigned hereby appoints Philip W. Cook and John C. Cirone and each of them as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to vote all shares of Quicksilver Resources Inc. common stock which the undersigned may be entitled to vote at the annual meeting of stockholders to be held at 9:00 a.m. Central Daylight Time on Wednesday, May 20, 2009 at the Fort Worth Petroleum Club, 777 Main Street, No. 3900, Fort Worth, Texas 76102, or at any adjournment or postponement thereof, upon the matters set forth on the reverse side and described in the accompanying proxy statement and upon such other business as may properly come before the annual meeting.
     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted “For” the nominees listed herein and “For” proposal 2 and in accordance with the discretion of the person voting the proxy with respect to any other business properly brought before the annual meeting.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

▲ FOLD AND DETACH HERE ▲
You can now access your BNY Mellon Shareowner Services account online.
Access your BNY Mellon Shareowner Services stockholder account online via Investor ServiceDirect® (ISD).
The transfer agent for Quicksilver Resources Inc. now makes it easy and convenient to get current information on your stockholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
www.bnymellon.com/shareowner/isd
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163
47151